IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: ASTROPOWER, INC., Debtor.	) ) ) ) ) )	Chapter 11 Case No. 04-10322 (MFW)

REVISED DISCLOSURE STATEMENT REGARDING LIQUIDATING PLAN

PROPOSED BY ASTROPOWER, INC. AND

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Dated: October 5, 2004

MORRIS, NICHOLS, ARSHT & TUNNELL	LANDIS RATH & COBB LLP
Derek C. Abbott, Esq. (No. 3376)	Adam G. Landis, Esq. (No. 3407)
Gregory T. Donilon, Esq. (No. 4244)	Kerri K. Mumford, Esq. (No. 4186)
1201 North Market Street	919 Market Street, Suite 600
P.O. Box 1347	P.O. Box 2087
Wilmington, Delaware 19899-1347	Wilmington, Delaware 19899-2087
(302) 658-9200	(302) 467-4400

Counsel for AstroPower, Inc.	Counsel for the Official Committee
Debtor and Debtor in Possession	Of Unsecured Creditors

THIS IS A SOLICITATION BY ASTROPOWER, INC., THE DEBTOR IN THIS CHAPTER 11 CASE, AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, AND IS NOT A SOLICITATION BY THEIR ATTORNEYS, FINANCIAL ADVISORS AND OTHER PROFESSIONAL ADVISORS.  INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT.

1.             INTRODUCTION

1.1          PURPOSE OF DISCLOSURE STATEMENT.

The Proponents provide this revised disclosure statement (as amended, modified or supplemented, the “Disclosure Statement”) to the Office of the United States Trustee, the Securities and Exchange Commission and to all of the Debtor’s known Creditors and Interest holders pursuant to Section 1125(b) of Title 11 of the United States Code (the “Bankruptcy Code”) for the purpose of soliciting acceptances of the Plan, which has been filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the summaries of the Plan contained herein shall not be relied upon for any purpose other than to make a judgment with respect to, and to determine how to vote on, the Plan.  A copy of the Plan is attached hereto as Exhibit “B.”  By Order dated October 4, 2004, the Disclosure Statement was approved by the Bankruptcy Court as containing “adequate information” under Section 1125 of the Bankruptcy Code.

PLEASE NOTE THAT MUCH OF THE INFORMATION CONTAINED HEREIN HAS BEEN TAKEN, IN WHOLE OR IN PART, FROM INFORMATION CONTAINED IN THE DEBTOR’S BOOKS AND RECORDS.  STATEMENTS MADE IN THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, AND THE EXHIBITS ANNEXED TO THE PLAN, ALTHOUGH THE PROPONENTS HAVE ATTEMPTED TO BE ACCURATE IN ALL MATERIAL RESPECTS, THE PROPONENTS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT ERROR.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND RULE 3106(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER RULES GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11.  THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION, NOR HAS THE SECURITIES EXCHANGE COMMISSION PASSED UPON ITS ACCURACY.

NO REPRESENTATION CONCERNING THE DEBTOR OR THE VALUE OF THE DEBTOR’S ASSETS HAS BEEN AUTHORIZED BY THE BANKRUPTCY COURT OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR ANY OTHER DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT.  THE PROPONENTS ARE NOT RESPONSIBLE FOR ANY INFORMATION, REPRESENTATION OR INDUCEMENT MADE TO OBTAIN YOUR ACCEPTANCE, WHICH IS OTHER THAN, OR INCONSISTENT WITH, INFORMATION CONTAINED HEREIN AND IN THE PLAN.

1.2          CONFIRMATION OF PLAN.

1.2.1           Requirements.  The requirements for Confirmation of the Plan are set forth in detail in Section 1129 of the Bankruptcy Code. The following summarizes some of the pertinent requirements:

(a)           Acceptance by Impaired Classes.  Except to the extent that the cramdown provisions of Section 1129(b) of the Bankruptcy Code may be invoked, each Class of Claims and each Class of Interests must either vote to accept the Plan or be deemed to accept the Plan because the Claims or Interests of such Class are not Impaired.

(b)           Feasibility.  The Bankruptcy Court is required to find that the Plan is likely to be implemented and that parties required to perform or pay monies under the Plan will be able to do so.

(c)           “Best Interest” Test.  The Bankruptcy Court must find that the Plan is in the “best interest” of all Creditors and Interest holders. To satisfy this requirement, the Bankruptcy Court must determine that each holder of a Claim against, or Interest in, the Debtor: (i) has accepted the Plan; or (ii) will receive or retain under the Plan money or other property which, as of the Effective Date, has a value not less than the amount such holder would receive if the Debtor’s property was liquidated under Chapter 7 of the Bankruptcy Code on such date.

(d)           “Cramdown” Provisions.  Under the circumstances which are set forth in detail in Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm the Plan even though a Class of Claims or Interests has not accepted the Plan, so long as one Impaired Class of Claims has accepted the Plan, excluding the votes of insiders, if the Plan is fair and equitable and does not discriminate unfairly against such non-accepting Classes. The Proponents will invoke the “cramdown” provisions of Section 1129(b) of the Bankruptcy Code should any voting Class fail to accept the Plan.

1.2.2           Procedure.  To confirm the Plan, the Bankruptcy Court must hold a hearing to determine whether the Plan meets the requirements of Section 1129 of the Bankruptcy Code (the “Confirmation Hearing”).  The Bankruptcy Court has set December 2, 2004, at 11:30 a.m. (Eastern Time), for the Confirmation Hearing.

1.2.3           Objection to Confirmation.  Any party-in-interest may object to the Confirmation of the Plan and appear at the Confirmation Hearing to pursue such objection. The Court has set November 16, 2004, at 4:00 p.m. (Eastern Time), as the deadline for filing and serving objections to Confirmation of the Plan.  Objections to Confirmation must be electronically filed with the Bankruptcy Court at the following address:

U.S. Bankruptcy Court for the District of Delaware

824 Market Street, Third Floor

Wilmington, Delaware 19801

with a copy served upon:

(a)                                  Counsel for the Debtor:

Derek C. Abbott, Esq.

Gregory T. Donilon, Esq.

MORRIS, NICHOLS, ARSHT & TUNNELL

1201 North Market Street

P.O. Box 1347

Wilmington, Delaware 19899-1347

(b)                                 Counsel for the Creditors’ Committee:

Adam G. Landis, Esq.

Kerri K. Mumford, Esq.

LANDIS RATH & COBB LLP

919 Market Street, Suite 600

P.O. Box 2087

Wilmington, DE  19899

1.2.4           Effect of Confirmation.  Except as otherwise provided in the Plan or in the Confirmation Order, Confirmation vests title to property of the Debtor’s estate in the Liquidating Trust, free and clear of all Claims and Liens of Creditors and Interest holders, subject to the provisions of the Plan.  Confirmation serves to make the Plan binding upon the Debtor, all Creditors, Interest holders and other parties-in-interest, regardless of whether they cast a ballot (“Ballot”) to accept or reject the Plan.

1.3          VOTING ON THE PLAN.

1.3.1           Impaired Claims or Interests.  Pursuant to Section 1126 of the Bankruptcy Code, only the holders of Claims or Interests in Classes “Impaired” by the Plan may vote on the Plan.  Pursuant to Section 1124 of the Bankruptcy Code, a Class of Claims or Interests may be “Impaired” if the Plan alters the legal, equitable or contractual rights of the holders of such Claims or Interests treated in such Class.  The holders of Claims or Interests not Impaired by the Plan are deemed to accept the Plan and do not have the right to vote on the Plan.  The holders of Claims or Interests in any Class which will not receive any payment or distribution or retain any property pursuant to the Plan are deemed to reject the Plan and do not have the right to vote.  This Disclosure Statement is being distributed for informational purposes to all Creditors, the Debtor’s Interest holders and parties-in-interest without regard to any such party’s right to vote.

1.3.2           Eligibility.  In order to vote on the Plan, a Creditor must have timely filed or been assigned a timely filed proof of Claim, unless its Claim is scheduled by the Debtor and is not identified as disputed, unliquidated or contingent on the Debtor’s Schedules of Assets and Liabilities (as amended, the “Schedule”).  Creditors having a Claim in more than one Class that is entitled to vote may vote in each Class in which they hold a separate Claim by casting a Ballot in each Class.

1.3.3           Binding Effect.  Whether a Creditor or Interest holder votes on the Plan or not, such Person will be bound by the terms of the Plan if the Plan is confirmed by the Bankruptcy Court. Absent some affirmative act constituting a vote, a Creditor will not be included in the vote:  (i) for purposes of accepting or rejecting the Plan or (ii) for purposes of determining the number of Persons voting on the Plan.

1.3.4           Procedure.  Class 1 — Secured Claims and Class 2 — Priority Claims are not Impaired by the Plan and are deemed, therefore, to accept the Plan.  Members of Class 3A — Convenience Claims and Class 3B — General Unsecured Claims may vote to accept or reject the Plan.  Class 4 — Intercompany Claims shall neither receive nor retain any property on account of their Claims or Interests in the Debtor and are deemed to reject the Plan.  The Common Stock of the Debtor shall be cancelled and extinguished on the Effective Date.  The Proponents believe that the Liquidating Trust Assets will not be sufficient to fully pay and satisfy all Claims senior to Subordinated Claims and Equity Interests.  However, in the event that all Allowed Class 1 — Secured Claims, Allowed Class 2 — Priority Claims, Allowed Class 3A — Convenience Claims, Allowed Class 3B — General Unsecured Claims, and the Convenience Class Supplemental Amount are paid in full as specified in the Plan, holders of Allowed Subordinated Claims and Allowed Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.  Accordingly, holders of Administrative Claims and Claims and Interests in Classes 1, 2, 4 and 5 are not entitled to vote on the Plan.  In order for a vote in Classes 3A and 3B to count, you must complete, date, sign and properly mail the enclosed Ballot (Please note that envelopes have been included with the Ballot) to:

(a)                                  If delivered by U.S. mail, to:

Donlin, Recano & Company, Inc.

  As Agent for the USBC-District of Delaware

Re: AstroPower, Inc. Plan Ballot

P.O. Box 2074

Murray Hill Station

New York, New York  10156

(b)                                 If delivered by hand, courier or overnight service, to:

Donlin, Recano & Company, Inc.

  As Agent for the USBC-District of Delaware

Re: AstroPower, Inc. Plan Ballot

419 Park Avenue South, Suite 1206

New York, New York  10016

BALLOTS SENT BY FACSIMILE TRANSMISSION ARE NOT ALLOWED AND WILL NOT BE COUNTED.

Pursuant to Bankruptcy Rule 3017, the Bankruptcy Court has ordered that original Ballots for the acceptance or rejection of the Plan must be received by mail or overnight delivery by Donlin, Recano & Company, Inc. at one of the addresses set forth above on or before 4:00 p.m. (Eastern Time) on November 16, 2004.  Once you have delivered your Ballot, you may not change your vote, except for cause shown to the Bankruptcy Court after notice and hearing.

Any Ballot received that is incomplete in any way shall be deemed to be cast as follows:

(a)           Ballots received that do not evidence the amount or evidence an incorrect amount of such Creditor’s Claim shall be completed or corrected, as the case may be, based upon the Schedule filed by the Debtor if no proof of Claim has been filed by such Creditor, or based upon timely filed proofs of Claim, and counted as a vote to accept or reject the Plan;

(b)           Ballots received that do not identify the Creditor, whether or not signed by the Creditor, shall not be counted as a vote to accept or reject the Plan;

(c)           Ballots received that do not reflect in which Class such Ballot is cast or incorrectly classify such Creditor’s Claim and that are otherwise properly completed shall be completed or corrected, as the case may be, based upon the Schedule filed by the Debtor if no proof of Claim has been filed by such Creditor, or based upon timely filed proofs of Claim, and counted as a vote to accept or reject the Plan.

1.4          ACCEPTANCE OF THE PLAN.

1.4.1           Creditor Acceptance.  As a Creditor, your acceptance of the Plan is important.  In order for the Plan to be accepted by an Impaired Class of Claims, a majority in number and two-thirds in dollar amount of the Claims voting (of each Impaired Class of Claims) must vote to accept the Plan, or the Plan must qualify for cramdown of any non-accepting Class of Claims pursuant to Section 1129(b) of the Bankruptcy Code.  In order for the Plan to be accepted by a Class of Interests, a two-thirds (2/3) majority in amount of the interests voting must vote to accept the Plan or the Plan must qualify for cramdown pursuant to Section 1129(b) of the Bankruptcy Code.  In any case, at least one impaired Class of Creditors, excluding the votes of insiders, must actually vote to accept the Plan.  You are urged to complete, date, sign and promptly mail the enclosed Ballot.  Please be sure to complete the Ballot properly and legibly identify the exact amount of your Claim and the name of the Creditor.

1.4.2           Cramdown Election.  If all Classes do not accept the Plan, but at least one Impaired Class votes to accept the Plan, excluding the votes of insiders, the Proponents may attempt to invoke the “cramdown” provisions.  Cramdown may be an available remedy, because the Proponents believe that, with respect to each Impaired Class, the Plan is fair and equitable within the meaning of Section 1129(b)(2) of the Bankruptcy Code and does not discriminate unfairly.

1.5          SOURCES OF INFORMATION.

The information contained in this Disclosure Statement has been obtained from the Debtor’s books and records and from pleadings filed by the Debtor and other parties-in-interest.  Every reasonable effort has been made to present accurate information and such information is believed to be correct as of the date hereof.  Any value given as to the Assets of the Debtor is based upon an estimation of such value.  You are strongly urged to consult with your financial, legal and tax advisors to understand fully the Plan and Disclosure Statement.

The financial information contained in this Disclosure Statement is given as of the date hereof, unless otherwise specified.  The delivery of this Disclosure Statement does not, under any circumstance, imply that there has been no change in the facts set forth herein since such date.  This Disclosure Statement is intended, among other things, to summarize the Plan and must be read in conjunction with the Plan and its exhibits, if any.  If any conflicts exist between the Plan and Disclosure Statement, the terms of the Plan shall control.

1.6          ADDITIONAL INFORMATION.

Should you have any questions regarding the Plan or this Disclosure Statement, or require clarification of any information presented herein, please contact the following counsel for the Proponents:

Derek C. Abbott, Esq.

Gregory T. Donilon, Esq.

MORRIS, NICHOLS, ARSHT & TUNNELL

1201 North Market Street

Wilmington, Delaware 19899

(302) 658-9200

Counsel for AstroPower, Inc.

Debtor and Debtor in Possession

- or -

Adam G. Landis, Esq.

Kerri K. Mumford, Esq.

LANDIS RATH & COBB LLP

919 Market Street, Suite 600

P.O. Box 2087

Wilmington, Delaware 19899-2087

(302) 467-4400

Counsel for the Official Committee

of Unsecured Creditors

2.                                      THE DEBTOR.

2.1          DESCRIPTION OF THE DEBTOR AND THE DEBTOR’S BUSINESS.

2.1.1           Founded in 1983 and headquartered in Newark, Delaware, AstroPower manufactured solar electric power products and provided solar electric power systems for the mainstream residential market.  AstroPower developed, manufactured, marketed and sold a range of solar electric power generation products, including solar cells, modules and panels, as well as pre-packaged systems for the global marketplace.  AstroPower is a publicly owned company, formerly traded on the NASDAQ under the symbol “APWR.”  AstroPower and its wholly-owned non-debtor subsidiary, Aplicaciones Técnicas de la Energía, S.L. (“Atersa”) operated manufacturing plants in the United States and Europe, as well as regional sales offices around the world.

2.1.2           As of the Petition Date, the Non-Debtor Subsidiaries included:  Atersa, AstroPower West, L.L.C., AstroPower Foreign Sales Corporation, AstroPower Far East PTE LTD and APWR, Inc. (the “Non-Debtor Subsidiaries”).  With the exception of Atersa, each of these subsidiaries was either a holding company or an empty shell with virtually no operations.

2.1.3           AstroPower’s products are used around the world in a wide range of applications both on and off electricity grids.  AstroPower’s product technology is based on the use of crystalline silicon making AstroPower’s single crystal solar cells among the highest efficiency solar cells commercially available.  AstroPower’s solar cells can be used for a wide spectrum of solar electric power applications from milliwatt scale consumer product arrays to multi-megawatt utility power stations.  AstroPower manufactured its products at facilities in Newark, Delaware and, through Atersa, in Valencia, Spain.  AstroPower sold its products in the United States as well as in several selected international markets including Germany, Spain, Japan, China and South Africa, and, through Atersa, served other markets, including South America.

2.2          THE DEBTOR’S CORPORATE AND FINANCIAL HISTORY.

2.2.1           AstroPower began as a division of Astrosystems Inc., founded in 1983 as an outgrowth of semiconductor work initiated at the University of Delaware.  The company was incorporated in Delaware in 1989 and went public in 1998.

2.2.2           In December 1997, AstroPower filed with the Securities and Exchange Commission (the “SEC”) an S-1 registration statement relating to a proposed initial public offering of common stock.  AstroPower intended to offer 2,700,000 shares of common stock at a proposed initial public offering range of $8.00 to $10.00 per share.  The net proceeds from the offering were to be used for major expansion of manufacturing capacity and associated capital expenditures, product development and commercialization, working capital and other general corporate purposes.  All shares were offered by AstroPower.  In February 1998, AstroPower became a public company following the initial public offering of common stock.

2.2.3           In September 1999, AstroPower filed with the SEC an S-1 Registration Statement relating to a proposed follow-on public offering of common stock.  Of the 2,750,000 shares offered, 2,025,000 were offered by AstroPower and 725,000 were offered by selling shareholders.  The net proceeds to AstroPower were to be used for further expansion of manufacturing capacity and associated capital expenditures, working capital and other general corporate purposes.

2.2.4           In October 1999, AstroPower announced this follow-on offering of 2,700,000 shares of common stock at a price of $13.375 per share.  Of the 2,700,000 shares offered, 2,025,000 shares were offered by AstroPower and 675,000 shares were offered by selling stockholders.  AstroPower also granted the underwriters an option to purchase up to 405,000 additional shares of common stock to cover over-allotments, if any.

2.2.5           In November 1999, representatives of the underwriters for the October 1999 follow-on public offering of common stock exercised the entire over-allotment option granted to them by AstroPower to purchase an additional 405,000 shares.  The payment for and delivery of the shares of common stock occurred on November 8, 1999 resulting in additional proceeds to AstroPower of $5,103,000 after discounts and commissions.

2.2.6           In November 2000, AstroPower filed with the SEC an S-3 Registration Statement relating to a proposed public offering of 2,000,000 shares of common stock to be sold by AstroPower.  In addition, the offering was to include a 300,000 share over-allotment option granted to the underwriters consisting of 200,000 shares to be sold by AstroPower and 100,000 shares to be sold by certain stockholders.  The net proceeds were to be used for further expansion of manufacturing capacity and associated capital expenditures, research and development, working capital and other general corporate purposes.  This follow-on offering was temporarily postponed due to market conditions prevailing at the time.

2.2.7           In March 2001, AstroPower completed this follow-on offering of 2,000,000 shares of common stock at a price to the public of $30.00 per share.  The net proceeds to AstroPower from the sale were $56.6 million, after discounts and commissions.

2.3          THE DEBTOR’S DEBT STRUCTURE.

2.3.1           Between November 4, 1998, and March 14, 2003, the Wilmington Trust Company (“WTC”) made available to AstroPower, and certain of AstroPower’s affiliates, loans and other financial accommodations which were comprised of: (a) a demand loan in the principal amount of $6,000,000 extended by WTC to AstroPower, as borrower (the “WTC $6M Demand Loan”); (b) a demand loan in the principal amount of $10,000,000 extended by the WTC to AstroPower, as borrower (the “WTC $10M Demand Loan”); and (c) an irrevocable letter of credit for $200,000 issued by WTC on behalf of AstroPower, as borrower.  Pursuant to existing loan documents, WTC made certain credit facilities, as described below, available to AstroPower.

2.3.2           In connection with the WTC $6M Demand Loan, AstroPower executed that certain Business Loan Agreement, dated as of November 4, 1998, in the principal amount of $3,000,000, as amended by that certain Business Loan Agreement dated as of September 7, 2001, increasing the principal amount to $6,000,000 (the “WTC $6M Demand Loan Agreement”).  The WTC $6M Demand Loan is evidenced by that certain Promissory Note, dated as of November 4, 1998 and amended by that certain Change in Terms Agreement dated as of September 7, 2001, by AstroPower in favor of WTC, in the original principal amount (as amended) of $6,000,000 (the “WTC $6M Demand Note”).

2.3.3           In connection with the WTC $10M Demand Loan, AstroPower executed that certain Business Loan Agreement, dated as of March 14, 2003, in the principal amount of $10,000,000 (the “WTC $10M Demand Loan Agreement”).  The WTC $10M Demand Loan is evidenced by that certain Promissory Note, dated as of March 14, 2003, by AstroPower in favor of WTC, in the original principal amount of $10,000,000 (the “WTC $10M Demand Note”).

2.3.4           WTC opened an Irrevocable Documentary Standby Letter of Credit in favor of AstroPower for the aggregate sum of $200,000 (the “WTC LOC” and, collectively, with the WTC $6M Demand Loan Agreement, the WTC $6M Demand Note, the WTC $10M Demand Loan Agreement, and the WTC $10M Demand Note, together with all instruments, agreements and documents executed in connection therewith, the “WTC Loan Documents”).

2.3.5           In connection with that certain Basic Agreement (the “Sedona Lake/McConnell Basic Agreement”) dated October 15, 2003, between and among AstroPower, Sedona Lake, LLC (“Sedona Lake”) and McConnell Real Estate Company, LLC (“McConnell”), AstroPower executed notes payable to Sedona Lake in the amount of $3,416,048.40 (the “Sedona Lake Note”) and to McConnell Real Estate, LLC (the “McConnell Note”) in the amount of $4,500,000.  Also in connection with the Sedona Lake/McConnell Basic Agreement, AstroPower granted (a) a security interest to Sedona Lake in the amount of $431,600 in certain Assets and (b) a security interest to McConnell in the amount of $568,400 in certain Assets; in each case subordinate to WTC.

2.3.6           As a result of certain defaults under the WTC Loan Documents, AstroPower requested that WTC forbear from exercising WTC’s remedies under the WTC Loan Documents and applicable law for a limited time, and WTC agreed to do so upon the terms and conditions set forth in that certain Forbearance Agreement dated as of August 28, 2003, by and between AstroPower and WTC, as amended by that certain First Amendment to Forbearance Agreement dated as of November 25, 2003, by and between AstroPower and WTC and that certain Second Amendment to Forbearance Agreement dated as of January 15, 2004 by and between AstroPower and WTC (the “WTC Forbearance Agreement” and, together with the WTC Loan Documents, collectively, the “WTC Forbearance Documents”).

2.3.7           WTC’s security interests and liens, to the extent they are valid, binding, enforceable and perfected, in certain of the Assets (the “WTC Liens”) were documented, recorded or evidenced by various contracts, instruments, financing statements, and documents, including certain of the WTC Loan Documents (all as may have been amended from time to time, collectively, the “WTC Documents”).

2.3.8           Sedona Lake’s and McConnell’s security interests and liens, to the extent they are valid, binding, enforceable and perfected, in certain of the Assets (the “McConnell Liens”) were documented, recorded or evidenced by various contracts, instruments, financing statements, and documents (all as may have been amended from time to time, collectively, the “McConnell Documents”).

                2.4          EVENTS LEADING TO THE BANKRUPTCY FILING.

2.4.1           Prior to 2002, demand for AstroPower’s products was generally strong, and the business was constrained by manufacturing capacity.  Late in the second quarter of 2002 and through the end of that year, however, a myriad of factors combined to negatively impact the Debtor’s financial performance.  These factors are discussed in the following paragraphs.

2.4.2           Competitive Pressures.  AstroPower’s growth in both manufacturing capacity and number of employees during the period from 2000 through 2002 outpaced its operational, financial and management systems capacity.  AstroPower experienced increased competitive pressures in 2002, particularly in Europe, resulting in decreased and reduced pricing for its products, reductions in customer order forecasts, cancellation of orders already placed, and customer returns.  A number of large U.S., Japanese and European companies are actively engaged in the development, manufacturing and marketing of solar electric power components and systems.  These include BP Solar, Shell Solar, Kyocera Corporation, Sanyo Electric Company and Sharp Corporation.  In Spain, Atersa’s principal competitors are BP Solar and Isofoton.  All of these companies have significantly greater resources to devote to research, development, manufacturing and marketing than AstroPower.  There are also a large number of smaller companies involved in both the development of, as well as the ongoing manufacturing and marketing of, solar electric power components and systems.  Several of AstroPower’s competitors have announced plans to enter the residential roof top market, initially in California.  There are a variety of competing technologies currently under active development by a large number of organizations.  These technologies include amorphous silicon, cadmium telluride and copper indium diselenide, as well as advanced concepts for both bulk ingot based and thin film crystalline silicon.  Any of these competing technologies could achieve manufacturing costs per watt lower than the technology developed by AstroPower.  In addition to direct competition from other solar electric power product manufacturers, AstroPower faced competition from companies using alternative technologies in the distributed generation and wholesale electric power markets.  In distributed generation, competing technologies include diesel generators, microturbines and fuel cells.  Other wholesale electric power market technologies are based on fuels such as natural gas, coal, oil and uranium, as well as renewable resources such as hydro, geothermal and wind.

2.4.3           Problems with International Sales.  AstroPower’s international sales, which were an important component of product sales in 2002-2003, affected the Debtor’s overall business because: (a) export, import and customer requirements encountered by AstroPower and Atersa caused lengthy delays in revenue recognition of sales and made forecasting difficult; (b) AstroPower experienced difficulties in collecting accounts receivable; and (c) AstroPower extended accounts receivable cycles.  AstroPower experienced many difficulties in integrating the business culture of Atersa.  A large portion of Atersa’s business involves large and often long-term contracts with customers in Africa and South America where government agencies are the contracting parties.  The approval process is commonly lengthy and involves substantial administrative attention.  AstroPower had little historical experience with such markets.  As such, projecting deliveries and payment was difficult and substantial delays were commonplace.

2.4.4           Slow Adoption of Solar Energy.  While governmental assistance and enhanced consumer choice have accelerated the use of solar electric power for on-grid applications, the widespread utilization of solar electric power by customers connected to the utility grid has been limited principally by production costs.  Most of the solar electric power technologies that have been commercialized to date have not adequately reduced costs while maintaining the requisite levels of performance and reliability.  Manufacture of AstroPower’s products still required expensive equipment, consumed large amounts of electricity, wasted a significant portion of raw materials and took several days to complete.  Although AstroPower’s production technology appeared to offer the potential to reduce cost, low efficiency, poor stability and high capital costs hampered the commercialization of its silicon thin-film solar electric power technologies.

2.4.5           Internal Factors.  In April 2003, KPMG LLP (“KPMG”), AstroPower’s independent accountants, raised concerns regarding internal controls and discovered information that provided a basis for:  (a) reexamining AstroPower’s accounting with respect to revenue recognition in connection with transactions in the United States and (b) evaluating AstroPower’s internal controls.  Upon the request of KPMG, the audit committee, which consisted of Gilbert Steinberg, George W. Roland, Clare E. Nordquist and Jeff W. Edington, retained, with the consent of the Board of Directors, Hale & Dorr as its independent counsel.  The audit committee, with the consent of the Board of Directors, authorized Hale & Dorr to engage Ernst & Young as forensic accountants to commence an investigation of internal controls and revenue recognition practices and procedures.  The preliminary internal investigation was completed in June 2003 and revealed the following:  (x) accounting for transactions whereby timing and title transfer issues resulted in recording revenues in the wrong quarter; (y) accounting for transactions recorded as sales which should not have been recorded as sales due to unwritten understandings, delays in receiving formal acceptance of underlying contracts and a general failure to ascertain all pertinent terms of the transactions; and (z) customer returns and allowance issues which were not dealt with or closed out on a timely basis or in the proper quarterly reporting period.  On May 16, 2003, AstroPower announced that, because of its ongoing review of accounting matters, it had yet to file its Form 10-K for the period ended December 31, 2002, and until such time as it had an audited balance sheet for the year ended December 31, 2002, upon which the preparation of a balance sheet for the quarter ended March 31, 2003 is dependant, it would be unable to file the quarterly report.  On May 29, 2003, AstroPower received a Nasdaq Staff Determination letter indicating that in addition to its Form 10-K delinquency, AstroPower had not filed its Quarterly Report on form 10-Q for the period ended March 31, 2003 with the SEC and NASDAQ, as required by NASDAQ Marketplace Rule 4310(c)(14).  On July 24, 2003, AstroPower announced that it received notice from a NASDAQ Listing Qualifications Panel indicating that the Company’s common stock would be delisted from the NASDAQ National Market effective with the open of business on July 25, 2003.  The decision arose as a result of AstroPower’s failure to timely file its Annual Report on Form 10-K for the December 31, 2002 fiscal year and its Quarterly Report on Form 10-Q for the first quarter of 2003 because of its ongoing review of accounting matters.  The Listing Qualifications Panel denied AstroPower any further extension of time to make these filings.  Following delisting, AstroPower’s common stock was not eligible to trade on the OTC Bulletin Board until AstroPower became current in all of its periodic reporting requirements under the Exchange Act of 1934, and a market maker thereafter made an application to register in and quote AstroPower’s common stock in accordance with applicable SEC requirements.  The delisting of AstroPower’s common stock had a material adverse effect on its stock price and trading volume.

2.4.6           In the course of discussions during the fall of 2003, KPMG indicated that it was not prepared to complete the audit process unless AstroPower undertook additional forensic procedures, the scope of which was not defined, but which would entail the evaluation of matters beyond the scope of the forensic work undertaken previously.  The audit committee advised KPMG that, while it did not believe that additional forensic work was necessary, it would be willing to undertake such efforts if it could receive guidance from KPMG regarding the scope, potential cost and timing of such procedures and, in particular, how such procedures would affect the timing and cost of completing the audit for 2002.  KPMG declined to provide such guidance.  AstroPower advised KPMG that it was concerned because KPMG would not offer any assurance of when the audit might be completed and what the cost of such efforts might be.  AstroPower further advised KPMG that its concerns were heightened by the fact that, in the past, KPMG had indicated that, subject to the completion of certain procedures, the audit would be substantially completed.  However, in those prior instances, once the procedures were completed, KPMG raised additional issues or procedures which would have to be completed in connection with the audit.  Further, AstroPower advised KPMG that it already had spent very substantial amounts on efforts to complete work required by KPMG in connection with the audit, that it had cooperated with KPMG in every request that KPMG had made and that it would be irresponsible for AstroPower to undertake further, open-ended and costly expenditures in light of AstroPower’s financial condition, particularly without any assurance from KPMG that such procedures would result in completion of the audit.

2.4.7           By letter dated December 23, 2003, and received by AstroPower on December 29, 2003, KPMG advised AstroPower “that the client-auditor relationship between AstroPower, Inc. and KPMG has ceased.”  AstroPower and the audit committee continue to believe that they have complied with all prior requests made by KPMG with respect to the completion of the 2002 audit, including additional requirements procedures that were required by KPMG over time and which affected AstroPower’s ability to complete the audit prior to July 24, 2003.  AstroPower and the audit committee believe that KPMG’s introduction of additional requirements or conditions to completion of the audit also adversely affected the overall cost of the procedures undertaken to date.  In light of these facts, and in light of AstroPower’s financial condition, the audit committee did not believe that it would be prudent or appropriate to make further, open-ended expenditures of AstroPower’s resources for additional forensic or audit procedures, absent some reliable assurance that, by doing so, the audit would be completed.

2.4.8           Departure of Debtor’s Officers and Directors.  On May 23, 2003, subsequent to Hale & Dorr’s preliminary report on the Debtor’s internal controls, Dr. Allen M. Barnett, President and Chief Executive Officer, and Thomas J. Stiner, Chief Financial Officer, resigned as officers of AstroPower.  On December 18, 2003, Mr. Stiner resigned as a director.  In addition, Peter Aschenbrenner, AstroPower’s former Vice President, Sales and Marketing, left AstroPower.  AstroPower began a search for a new CEO and CFO of the company.  In the interim, the independent directors assumed the responsibility of running the day-to-day business of AstroPower.  Dr. George W. Roland was appointed acting CEO and Gilbert Steinberg was appointed acting CFO.  Director Gilbert Steinberg was also elected as a non-executive Chairman of the Board of Directors of AstroPower.

2.4.9           The current Board of Directors of AstroPower consists of:  Allen M. Barnett, Gilbert Steinberg, Jeff Edington, George Roland and Clare Nordquist.

2.4.10         Turnaround Efforts.  On July 25, 2003, AstroPower engaged Bridge Associates, L.L.C. (“Bridge Associates”), a nationally known restructuring, turnaround management and expanded capabilities firm, to take charge of the day-to-day operations of AstroPower and its subsidiaries and to assess and stabilize their financial position.  Bridge Associates’ Carl H. Young, III, is serving as AstroPower’s interim President and CEO and Eric I. Glassman is serving as the interim CFO.

2.4.11         Throughout 2003, AstroPower took certain measures to align its cost structure with market conditions and current revenues.  In an effort to control costs, AstroPower reduced its workforce by approximately 10% through layoffs of approximately 55 and 45 employees in Augusts 2003 and January 2004, respectively.  In December 2003, AstroPower had approximately 600 full-time employees.  As of the Petition Date, AstroPower had approximately 360 employees.  As of the date hereof, AstroPower has one employee.

2.4.12         Significant Prepetition Matters.

(a)           Basic Agreement.  On or about July 29, 2003, Sedona Lake gave notice of default to the Debtor with respect to that Lease Agreement dated April 6, 2001, by and between Sedona Lake and the Debtor, as supplemented by a letter dated February 20, 2002, covering the lease of the property known as 300 Executive Drive, Parcel 34, Pencader Corporate Center, Newark, Delaware (“300 Executive Drive”), with a term commencing on March 1, 2002, and ending February 29, 2022 (the “Commercial Building Lease”).  In addition, on or about July 29, 2003, McConnell gave notice of default to the Debtor with respect to (a) an equipment lease agreement by and between McConnell and the Debtor entered into on or about April 10, 2002, effective as of March 1, 2002, for a stated period of twenty years (the “Solar Equipment Lease”) and (b) an equipment lease agreement between McConnell and the Debtor dated April 10, 2002, effective March 1, 2002, and expiring February 28, 2022 (the “Tenant Improvement Lease”).

                Pursuant to a letter dated on or about September 4, 2003, Sedona Lake claimed that $26,703,291.44 was the accelerated amount due under the Commercial Building Lease and McConnell claimed that (a) $4,990,814.40 was the accelerated amount due under the Solar Equipment Lease and (b) $5,474,033.40 was the accelerated amount due under the Tenant Improvement Lease.

                In addition to the accelerated amounts due under the Commercial Building Lease, the Solar Equipment Lease and the Tenant Improvement Lease, McConnell claimed that a number of solar panels purchased by the Debtor in connection with the Solar Equipment Lease were defective.  In addition, Sedona Lake alleged that the Debtor removed certain assets from 300 Executive Drive which were subject to a potential landlord’s lien in Sedona Lake’s favor.

                In order to resolve these disputes, the Debtor, McConnell and Sedona Lake entered into the Sedona Lake/McConnell Basic Agreement.  The Sedona Lake/McConnell Basic Agreement provides that in resolution of Sedona Lake and McConnell’s alleged claims under the Commercial Building Lease, the Solar Equipment Lease, the Tenant Improvement Lease and other claims asserted by Sedona Lake and McConnell, the Debtor (a) shall pay $300,000 to Sedona Lake and McConnell for the purpose of relieving the Debtor from any liability relating to the Mechanic’s Lien Actions (as defined in the Sedona Lake/McConnell Basic Agreement); (b)

shall relinquish all right, title and interest to certain furniture and equipment identified in the Sedona Lake/McConnell Basic Agreement and abandon such furniture and equipment for the benefit of Sedona Lake and McConnell; (c) shall provide twenty-five (25) first quality unused solar panels to McConnell; (d) shall require Atersa to execute such documents as may be necessary to transfer title to certain equipment described in the Sedona Lake/McConnell Basic Agreement, free and clear of any liens and/or other encumbrances to Sedona Lake; (d) shall provide the Sedona Lake Note in the amount of $3,416,048.40, including a security interest of $431,600 in certain Assets; and (e) shall provide the McConnell Note, in the amount of $4,500,000, including security interest of $568,400 in certain Assets.  In addition, the Sedona Lake/McConnell Basic Agreement contemplated that the Debtor, McConnell and Sedona Lake would enter into an arrangement whereby the Debtor would purchase certain electrical equipment from McConnell.  Finally, the Sedona Lake/McConnell Basic Agreement provided for the termination of the Commercial Building Lease, the Solar Power Lease and the Tenant Improvement Lease effective on November 1, 2003.

(b)           Mechanic’s Lien Actions.  Certain contractors have filed mechanic’s lien actions, including, but not limited to, the following cases:  (a) Merit Mechanical v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No.: 03L-06-086 JEB; (b) Casey Electric, Inc. v. Robert E. Lamb, Inc. Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03L-07-025 JRS; (c) Casey Electric, Inc. v. Delmarva Systems, Robert E. Lamb, Inc. and Sedona Lake LLC, C.A. No. 03L-07-039 JRS; (d) DDP Contracting, Inc. v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03L-04-040 RRC; (e) Guardian Fence Co. v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03-09-027 WCC; (f) Robert E. Lamb, Inc. v. AstroPower, Inc. and Sedona Lake, LLC, C.A. No. 03L-10-021 JRS and (g) WSMW Industries, Inc. v. Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03-11-095 FFS (collectively, the “Mechanic’s Lien Actions”).  In the Mechanic’s Lien Actions, the plaintiffs have alleged, inter alia, that during the Debtor’s tenancy at 300 Executive Drive, the Debtor caused certain improvements to be performed (the “Improvements”).  These contractors further allege that they have not been paid for the Improvements and, therefore, have filed the Mechanic’s Lien Actions against 300 Executive Drive.  The Mechanic’s Lien Actions allege, among other causes of action (i) a mechanic’s lien against 300 Executive Drive; (ii) breach of contract against the Debtor; and/or (iii) a quantum meruit claim against Sedona Lake.

(c)           Pursuant to the Sedona Lake/McConnell Basic Agreement, the Debtor paid Sedona Lake $300,000 to, inter alia, prosecute and defend the following mechanic’s lien actions:  (i) Merit Mechanical v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No.: 03L-06-086 JEB; (ii) Casey Electric, Inc. v. Robert E. Lamb, Inc. Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03L-07-025 JRS; (iii) Casey Electric, Inc. v. Delmarva Systems, Robert E. Lamb, Inc. and Sedona Lake LLC, C.A. No. 03L-07-039 JRS; (iv) DDP Contracting, Inc. v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03L-04-040 RRC; and (v) Guardian Fence Co. v. Robert E. Lamb, Inc., Sedona Lake, LLC and AstroPower, Inc., C.A. No. 03-09-027 WCC (collectively, the “Basic Agreement Mechanic’s Lien Actions”).  In addition, pursuant to the Sedona Lake/McConnell Basic Agreement, Sedona Lake agreed to indemnify the Debtor and relieve the Debtor of any liability for the claims asserted in the Basic Agreement Mechanic’s Lien Actions.

(d)           Securities Actions.  In Spring 2003, a number of federal securities class actions were commenced to seek remedies under the Securities Exchange Act of 1934 (the “Exchange Act”) for certain purchasers of the Debtor’s common stock.  These actions include:  John Savage v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-260 (JJF); Fievel Alter v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-268 (SLR); Robert Scott v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. 03-CV-284(SLR); Matthew Bregoff v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. 03-CV-337 (SLR); Larry Quick v. AstroPower, Inc. Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-391 (SLR); Rita Peterson v. AstroPower, Inc. Allen M. Barnett, and Thomas J. Sinter, C.A. 03-CV-337 (SLR) (collectively, the “Securities Actions”).  On June 10, 2003, as amended on October 21, 2003, the Securities Actions were consolidated for all purposes and are proceeding as In re AstroPower, Inc. Securities Litigation, C.A. No. 03-CV-260 (JJF).

(i)            The Securities Actions allege that AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner (collectively, the “Defendants”) violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by issuing a number of allegedly materially false and misleading statements.  The Securities Actions further allege that the Defendants claimed throughout applicable time periods that it was capable of taking advantage of the increasing demand of solar power products.  The Securities Actions claim that the Defendants reported, during the applicable periods, a strong revenue and earnings growth, which formed the basis of positive research analysts’ reports on the Debtor.  Based on the Debtor’s information and these reports, the Debtor’s stock rose to a high of $27.00/share at the end of March 2002.
(ii)           The Securities Actions further allege that the Defendants were unable to effectively manage the Debtor’s expanding operations and to allocate resources among the Debtor’s manufacturing facilities to meet the demand of its customers.  The Securities Actions state on August 1, 2002, the Debtor announced its second quarter results for 2002 showing that the Debtor’s reported revenue had declined and its net income was marginally greater than the previous year, in stark contrast to the Debtor and analysts’ projections.
(iii)         The claimants request damages for the Defendants jointly and severally, for all damages sustained as a result of the alleged wrongdoing plus interest, costs and expenses.  On July 7, 2003, Judge Farnan entered an order requiring the lead plaintiff to file and serve a consolidated amended complaint within 45 days of the date the Debtor files with the SEC its Form 10-K for the fiscal year ended December 31, 2002.
(iv)          As a result of, among other things, the Debtor’s failure to make timely filings with the SEC, the SEC began an investigation into certain matters relating to the Debtor’s prepetition operations.  The Debtor believes that, as a result of its cooperation and under the particular facts and circumstances of this case, the SEC does not have a substantial allowed claim against the Debtor.

                2.5          PRE-PETITION EFFORTS TO RESTRUCTURE.

2.5.1           Prior to the Petition Date, AstroPower, with the assistance of its management and professionals, explored a variety of strategic and financial alternatives, including the sale of AstroPower’s business (the “Business”) and assets (the “Purchased

Assets”).  After investigating these alternatives, AstroPower determined that a sale of its Purchased Assets and Business was the option most likely to yield the most value for AstroPower’s stakeholders.

2.5.2           In connection with these efforts, AstroPower commenced a formal marketing process with the assistance of SSG Capital Advisors, L.P. (“SSG”).  SSG conducted an extensive prepetition marketing process, focusing on buyers selected on the basis of a variety of factors, including perceived interest in the Business and the Purchased Assets, familiarity with the solar energy industry and financial ability to consummate a transaction with the Debtor.  SSG sent initial marketing materials to approximately ninety parties, entered fifty-nine confidentiality agreements with potential buyers, sent offering memoranda to fifty-seven potential buyers, facilitated due diligence with fourteen such potential buyers, and arranged for actual on site visits for nine potential buyers.  AstroPower, with the assistance of SSG, its attorneys and other representatives, assembled data and documents to facilitate the diligence process and prepared business presentations to provide for an organized and efficient transmission of a large amount of data related to the Business.

                2.6          DEBTOR’S BANKRUPTCY PROCEEDINGS.

2.6.1           Petition Date.  On February 1, 2004, the Debtor filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”).

2.6.2           First Day Orders.  On the Petition Date, the Debtor filed several motions seeking certain relief by virtue of so-called first day orders.  The first day orders assisted the Debtor in transitioning into operating as a debtor-in-possession by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior court approval.  The first day orders in the Debtor’s case authorized, among other things:

•                                          The continued maintenance of the Debtor’s bank accounts, continued use of existing business forms and continued use of the Debtor’s existing cash management system;

•                                          The appointment of Donlin Recano & Company, Inc. as the claims, noticing and balloting agent in this case;

•                                          Continued utility service during the pendency of the chapter 11 case;

•                                          Granting an administrative expense status to certain obligations arising from the postpetition delivery of goods;

•                                          Payments to employees of accrued prepetition wages, salaries and benefits;

•                                          Payment of prepetition sales, use and other taxes; and

•                                          Authorizing the use of WTC’s cash collateral and granting adequate protection to WTC for the use thereof.

2.6.3           The Creditors’ Committee.  On or about February 12, 2004, the United States Trustee appointed the Creditors’ Committee consisting of NPC America Corporation, Robert E. Lamb, Inc., Sierratherm Production Furnaces, Inc., Market Edge LLC and Delmarva Power & Light Co., d/b/a Conectiv Power Delivery (D.I. 54).  The Committee retained the law firm Landis Rath & Cobb LLP as its counsel and Parente Randolph LLC as its financial advisor.

2.6.4           Sale of Substantially All Assets to GE Energy.  On the Petition Date, one bidder, the General Electric Company, acting through its GE Energy division (“GE Energy”), executed an asset purchase agreement dated February 1, 2004 (the “Purchase Agreement”), by and between the Debtor and GE Energy.  In the Debtor’s business judgment, GE Energy’s proposal embodied in the Purchase Agreement and related documents constituted the highest and best offer to acquire the Debtor’s Purchased Assets and Business (the “Sale”).

2.6.5           On the Petition Date, the Debtor filed the Debtor’s Expedited Motion To: (i)(a) Establish Bidding Procedures In Connection With Sale Of Substantially All Of The Assets Of The Debtor, Including Certain Bidding Incentives, (b) Approve The Form And Manner Of Notices, (c) Approve The Form Of The Asset Purchase Agreement, (d) Set A Sale Hearing, and (e) Grant Related Relief; (ii) Approve The Sale Of Substantially All Of The Assets Of The Debtor Free And Clear Of Liens, Claims And Encumbrances To The Successful Bidder; (iii) Authorize The Assumption And Assignment Of Certain Executory Contracts And leases; and (iv) Approve Procedures For The Rejection Of Certain Contracts And Leases (D.I. 12) (the “Sale Motion”).

2.6.6           On February 20, 2004, the Court entered the Order (a) Establishing Procedures For The Debtor’s Proposed Sale Of Substantially All Of The Assets Of The Debtor Free And Clear Of All Liens, Claims, Encumbrances, And Interests; (b) Approving Break-Up Fee Arrangement With The Proposed Buyer; (c) Establishing Date And Time For Sale Hearing And (d) Approving The Form And Manner Of Notices (D.I. 84) (the “Sale Procedures Order”).  The Sale Procedures Order provided, among other things, that: (x) the deadline for submitting offers to purchase some or all of the Purchased Assets (the “Bidding Deadline”) would be March 9, 2004; (y) a formal auction of the Purchased Assets would be held on March 11, 2004; and (z) a hearing (the “Sale Hearing”) to approve the Sale to the bidder making the highest and best offer would be held on March 12, 2004.

2.6.7           As of the Bidding Deadline, the Debtor received no offers to purchase the Purchased Assets and Business other than from GE Energy.  On March 12, 2004, the Court entered the Order Under 11 U.S.C. §§ 105, 363 and 365 And Fed. R. Bankr. P. 2002(a)(2) and (c)(1), 6004 and 6006: (a) Approving The Sale Of Substantially All Of The Assets Of The Debtor Free And Clear Of All Liens, Claims, Encumbrances, And Interests And (b) Determining That The Purchaser Is A Good Faith Purchaser Pursuant To 11 U.S.C. § 363(m) (D.I. 162) (the “Sale Order”).  Pursuant to the Sale Order, the Court approved the Sale of the Debtor’s Purchased Assets to GE Energy.

2.6.8           On March 31, 2004, the Debtor and GE Energy consummated the Sale.  Upon the completion of the working capital adjustments embodied in the Purchase Agreement, the Debtor received $15 million for the assets sold to GE Energy.

2.6.9           Sale of 100% of Equity of Atersa.  Following the Sale, a major asset of the Debtor’s estate remaining was 100% of the stock (the “Stock”) of Atersa, which was held by AstroPower Netherlands B.V. (“AP Netherlands”), a wholly-owned non-debtor subsidiary of the Debtor.  The Debtor continued to formally seek a buyer for the Stock.  After extensive marketing of the Stock by the Debtor and SSG, the Debtor, AP Netherlands and Elecnor, S.A. (“Elecnor”) executed that certain Agreement for the Sale and Purchase of 100% of the Share Capital of Aplicaciones Técnicas de la Energía, S.L. (Sole Shareholder Company), dated June 14, 2004 (the “Atersa Stock Purchase Agreement”) wherein Elecnor purchased 100% of the Atersa Stock for 3 million euros.  In the Debtor’s business judgment, Elecnor’s proposal embodied in the Atersa Stock Purchase Agreement and related documents constituted the highest and best offer to acquire the Stock (the “Stock Sale”).

2.6.10         On June 16, 2004, the Debtor filed the Debtor’s Expedited Motion To:  (i) (a) Establish Bidding Procedures In Connection With Sale Of 100% Of The Equity Of Aplicaciones Técnicas de la Energía, S.L., Including Certain Bidding Incentives, (b) Approve The Form And Manner Of Notices, (c) Approve The Form Of The Purchase Agreement, (d) Set A Sale Hearing, And (e) Grant Related Relief And (ii) Approve The Sale Of The Equity Of Aplicaciones Técnicas de la Energía, S.L. To The Successful Bidder (D.I. 385).

2.6.11         On June 25, 2004, the Court entered the Order (a) Establishing Bidding Procedures In Connection With Sale Of 100% Of The Equity Of Aplicaciones Técnicas de la Energía, S.L., Including Certain Bidding Incentives, (b) Approving The Form And Manner Of Notice, (c) Approving The Form Of The Purchase Agreement, (d) Setting A Sale Hearing, And (e) Granting Related Relief (D.I. 415) (the “Atersa Stock Sale Procedures Order”), pursuant to which the Court, inter alia, authorized the Debtor to conduct an auction involving the Stock and approved the bidding procedures annexed to the Atersa Stock Sale Procedures Order.

2.6.12         As of the Bidding Deadline, the Debtor received no offers to purchase the Stock other than from Elecnor.  On July 12, 2004, the Bankruptcy Court entered the Order (a) Approving The Debtor’s Entry Into Purchase Agreement For The Sale Of 100% Of The Equity Of  Aplicaciones Técnicas de la Energía, S.L. By AstroPower Netherlands B.V. Pursuant To 11 U.S.C. § 363, And (b) Granting Related Relief (D.I. 435) (the “Atersa Stock Sale Order”).  Pursuant to the Atersa Stock Sale Order, the Court approved the Sale of the Stock to Elecnor.  On July 14, 2004, (the “Stock Sale Consummation Date”), the Debtor and Elecnor consummated the Stock Sale.  In accordance with the Atersa Stock Purchase Agreement, Elecnor paid 3 million euros for the Stock, of which (a) 2.5 million euros ($3,023,500) was received by the Debtor as a cash payment from Elecnor and (b) 500,000 euros were placed in an escrow account with Caja de Ahorros y Monte de Piedad de Madrid to be released to the trustee of the Debtor 18 months from the Stock Sale Consummation Date barring any pending claims by AP Netherlands and Elecnor against the other party pursuant to the terms of that certain Escrow Agreement, dated June 14, 2004, by and between AP Netherlands and Elecnor,.

2.6.13         Bar Date Order.  On March 30, 2004, the Court entered the Order (I) Establishing Bar Date for Filing Proofs of Claim and Requests for Payment of Administrative Expenses, (II) Approving Proof of Claim Form, (III) Approving Bar Date Notice, (IV) Approving Mailing and Publication Procedures, and (V) Providing Supplemental Relief (the “Bar Date Order”).  Pursuant to the Bar Date Order, all creditors who assert a prepetition claim against the Debtor were required to file a proof of claim, so it was received pursuant to the procedures set forth in the Bar Date Order, on or before May 10, 2004 at 4:00 p.m. (Eastern Time) (the “Bar Date”).  In addition, pursuant to the Bar Date Order, all Creditors who assert an administrative claim pursuant to sections 365(d)(3), 365(d)(10), 503(b), 507(a)(1) and/or any other applicable provision of the Bankruptcy Code, which claim accrued prior to May 10, 2004, shall file an original, written request for payment of any such administrative expense in accordance with the Bankruptcy Rules so as to be received prior to the Bar Date.

2.6.14         Schedules and SOFA.  On March 8, 2004, the Debtor filed its Schedule and statement of financial affairs (as amended, the “SOFA”) with this Court (D.I. 142-147).  On March 25, 2004, the Debtor amended its Schedule and SOFA (D.I. 190, 191).  On April 2, 2004, the Debtor further amended its Schedule (D.I. 252).

                2.7          SUMMARY OF THE DEBTOR’S REMAINING ASSETS, CLAIMS AGAINST THE DEBTOR AND EXPECTED DISTRIBUTIONS UNDER THE PLAN.

2.7.1           As of the Effective Date, the Debtor projects that it will have approximately $10,000,000 cash on hand available for distribution to holders of Allowed Claims under the Plan.  In addition, the Liquidation Trust may pursue Litigation Claims and Avoidance Actions, which may result in additional monies available for distribution to holders of Allowed Claims pursuant to the Plan.  The Litigation Claims may include, among others, claims against the Debtor’s officers and directors, KPMG, Xantrex Technology Inc. (“Xantrex”) and Raymond James, Ltd. (“Raymond James”).  In addition, the Liquidating Trust may liquidate certain of the Debtor’s limited remaining assets, including:  (a) the Debtor’s interest in the GPU Solar joint venture, which the Debtor believes to be worth approximately $70,000; (b) the Debtor’s right to refunded retainers of certain of its professionals amounting to approximately $295,000; and (c) the Debtor’s rights to certain insurance policy premium refunds, tax overpayments and collections on employee advances and notes, which may aggregate up to approximately $100,000.  Any other assets that may remain to be liquidated are of de minimis value.  Each of these assets is described more fully below.

(a)           Avoidance Action Analysis.

(i)            As reflected in the Schedule, the Debtor transferred in excess of $8,600,000 to approximately 180 creditors other than insiders within the 90 days prior to the Petition Date.  To the extent not completed by the Debtor and/or the Creditors’ Committee, the Liquidating Trustee will perform an analysis of such transfers to determine whether legal action for recovery of any or all such transfers as preferences under section 547 of the Bankruptcy Code is warranted.
(ii)           As reflected in the Schedule, the Debtor transferred in excess of $850,000 to approximately 16 creditors who are insiders within the one year prior to the Petition Date.  To the extent not completed by the Debtor and/or the Creditor’s Committee, the Liquidating Trustee will perform an analysis of such transfers to determine whether legal action for recovery of any or all such transfers as preferences under section 547 of the Bankruptcy Code is warranted.
(iii)         For the purposes of this Disclosure Statement, the Proponents estimate that the aggregate recovery in an orderly Chapter 11 liquidation from preference claims is between $750,000 and $1,500,000.

(b)           Potential Estate Causes of Action Against KPMG.

(i)            The Securities Actions allege, among other things, that the Debtor inflated revenues and earnings thereby causing shareholders to purchase AstroPower stock at artificially inflated prices.  A preliminary internal investigation performed by Ernst & Young revealed that the Debtor accounted for transactions whereby timing and title transfer issues resulted in recording revenues in the wrong quarter, accounted for transactions recorded as sales which should not have been recorded as sales due to unwritten understandings, delays in receiving formal acceptance of underlying contracts and a general failure to ascertain all pertinent terms of the transactions, and customer returns and allowance issues which were not dealt with or closed out on a timely basis or in the proper quarterly reporting period.  The Debtor has asserted that it followed the accounting and revenue booking procedures proscribed by its independent accountants, KPMG.  Such accounting and revenue booking procedures were certified by KPMG in years 2000, 2001 and prior.  However, for year 2002, KPMG failed to complete the audit and certify the Debtor’s books.
(ii)           As set forth in Section 2.4.5 — Internal Factors, because of KPMG’s failure to complete the Debtor’s 2002 audit and certify the same, AstroPower did not file its Form 10-K for the period ended December 31, 2002 or its Form 10-Q for the quarter ended March 31, 2003 and the Debtor’s Common Stock was delisted from the NASDAQ National Market effective with the open of business on July 25, 2003.  Following delisting, AstroPower’s common stock was not eligible to trade on the OTC Bulletin Board until AstroPower became current in all of its periodic reporting requirements under the Exchange Act of 1934, and a market maker thereafter made an application to register in and quote AstroPower’s common stock in accordance with applicable SEC requirements.  The delisting of AstroPower’s common stock may have had a material adverse effect on its stock price and trading volume.
(iii)         The Liquidating Trustee will be investigating legal action against KPMG relating to its role in, among other things, certifying the Debtor’s books and records in years prior to 2002 and its role and responsibility for the failure to certify the 2002 audit.  At this time, the Proponents cannot estimate what damages, if any, may be assessed against KPMG with regard to the foregoing.

(c)           Potential Estate Causes of Action Against Xantrex Technologies Inc. and Raymond James Ltd.

(i)            The Creditors’ Committee has learned that prior to the Petition Date, the Debtor determined to sell, and did sell, its 727,000 shares of Xantrex stock (the “Xantrex Stock”).  At the suggestion of Xantrex, the Debtor hired Raymond James to act as its agent in connection with sale of the Xantrex Stock.  The Debtor ultimately elected to accept an offer from Raymond James and Impax Asset Management for $1.55 per share, subject to Xantrex’s right of first refusal (the “Xantrex ROFR”) under the Xantrex Unanimous Shareholder Agreement.  Apparently, pursuant to the Xantrex ROFR process, Xantrex subsequently facilitated the purchase of the Xantrex Stock to an undisclosed third party buyer at $1.55 per share (the “Xantrex Sale”).  The Xantrex Sale closed in late November 2003 or early December 2003, shortly before the Petition Date.  Following the Xantrex Sale, Xantrex effectuated a one-for-four reverse stock split.  Thereafter, on or about February 6, 2004 (less than a week after the Petition Date), Xantrex filed a prospectus announcing Xantrex’s intent to make an initial public offering (“Xantrex IPO”) of $13.50 per share.  The difference between the amount received by the Debtor in the Xantrex Sale and the amount the Debtor would have received had it sold the stock two months later after the IPO was announced exceeds $1.3 million.
(ii)           The Creditors’ Committee has sought discovery from Xantrex and Raymond James regarding this transaction and may seek authority to bring suit on behalf of the estate to recover damages as a result of breach of contract, fiduciary duty and/or securities law.
(iii)         For the purposes of this Disclosure Statement, the Proponents estimate that the damages in connection with this transaction could range from $0.00 to $4.3 million.

(d)           Potential Estate Causes of Action Against Officers and Directors.

(i)            In the pending Securities Actions, plaintiffs allege that the Debtor, its former President/CEO Allen M. Barnett and its former CFO Thomas J. Stiner had access to, and did not disclose, adverse information relating to the financial health of AstroPower.  It is further alleged that Messrs. Barnett and Stiner controlled the drafting, review and dissemination of false and misleading statements regarding the financial condition of AstroPower.  These actions are alleged to have deceived the investing public regarding AstroPower’s business, operations, management and the intrinsic value of AstroPower’s Common Stock, thereby causing shareholders to purchase AstroPower stock at artificially inflated prices between February 22, 2002 and August 1, 2002.  AstroPower’s stock was registered with the SEC and publicly traded on NASDAQ.  Class claims have been asserted under the Securities Exchange Act of 1934 pursuant to Sections 10(b) and 20(a) [15 U.S.C. §§ 78j(b) and 78t(a)] and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission [17 CFR § 240.10b-5].
(ii)           The Liquidating Trustee will be investigating possible claims against AstroPower’s officers and directors stemming from, among other things, the allegations in the Securities Actions described above.  The Proponents are unable at this time to provide a reliable estimate of the aggregate recovery from such potential claims.

(e)           Analysis of Other Remaining Assets.

(i)            The Proponents believe that other assets remaining to be liquidated will be relatively de minimis.

2.7.2           As set forth in detail in the Liquidating Analysis, attached as Exhibit “A” hereto, the Proponents estimate that holders of General Unsecured Claims will receive a distribution in the range of $0.18 to $0.77 per $1.00 of Allowed Claim.  To the extent additional recoveries are made on behalf of the Estate, distributions to holders of Allowed Convenience Claims and General Unsecured Claims may be enhanced.

                2.8          SECURED CLAIMS ENCUMBERING THE DEBTOR’S PROPERTY.

2.8.1           As detailed in section 2.3, the Debtor was party to financing transactions with WTC, Sedona Lake and McConnell.  In addition, various local municipal tax agencies may have asserted secured claims against the Debtor regarding personal property taxes and real property taxes.  The Debtor believes that all such secured claims of the municipal tax agencies have been satisfied in full.

2.8.2           As of the date of this Disclosure Statement, the amount of secured claims encumbering the Debtor’s property is de minimis.  For purposes of this estimation, the Debtor has not included the WTC Claim, which has been paid in full or the secured claims of McConnell and Sedona Lake, which have not been properly perfected.

                2.9          ADMINISTRATIVE CLAIMS.

2.9.1           Administrative Claims.  Administrative Claims are Claims that are incurred in the ordinary course of the business during the pendency of the Debtor’s case on or before the Effective Date.

2.9.2           Professional Fee Claims.  Professional Fee Claims are Administrative Claims for the compensation of the Debtor’s or the Creditors’ Committee’s Professionals or other Professionals who provided services or incurred expenses in the Debtor’s case on or before the Effective Date.  All payments to Professionals for Professional Fee Claims will be made in accordance with the procedures established in the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses.  The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of costs.

                2.10        UNSECURED CLAIMS AGAINST THE DEBTOR.

2.10.1         Unsecured Priority Claims.  According to the Debtor’s Schedule, the Debtor owed, as of the Petition Date, $0 on account of certain tax Claims entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.  In addition, the Debtor believes that there are no valid Priority Claims that remain outstanding for employee wages and benefits.

2.10.2         Unsecured Nonpriority Claims.  The Debtor’s Schedule reflects unsecured nonpriority Claims against the Debtor in the approximate amount of $20.1 million.  While there can be no assurance presently as to the Allowed Amount of such Claims, the Debtor believes its Schedule to be accurate.

3.             SUMMARY OF THE PLAN OF REORGANIZATION.

                3.1          IN GENERAL.

The Plan provides for the liquidation and distribution of all of the Debtor’s Assets to all holders of Allowed Claims and Interests.  Specifically, distributions to Creditors holding Allowed Secured Claims against the Debtor’s Assets will be made to such Creditors in order of lien priority, except as otherwise agreed.  Except as otherwise agreed, Allowed Administrative Claims, other than Professional Fee Claims, Allowed Class 1 — Secured Claims, and Allowed Class 2 — Priority Claims will be paid in full on the Effective Date as set forth in the Plan or as soon thereafter as practicable.  Holders of Allowed Convenience Class Claims will also be paid on the Effective Date.  Holders of Allowed Class 3B — General Unsecured Claims will receive their Pro Rata share of the Liquidating Trust Assets in one or more distributions depending on, among other things, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the Liquidating Trust.  Holders of Class 4 — Intercompany Claims shall neither receive nor retain any property on account of their Claims or Interests.  In the unlikely event that there are sufficient Assets to pay in full all Allowed Administrative Claims, Allowed Class 1 — Secured Claims, Allowed Class 2 — Priority Claims, Allowed Class 3A — Convenience Claims, Allowed Class 3B — General Unsecured Claims and the Convenience Class Supplemental Amount, Allowed Class 5 — Subordinated Claims and Equity Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.

                3.2          CLASSIFICATION OF CLAIMS AND INTERESTS.

3.2.1           Class 1 - Secured Claims.  This Class consists of all Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Debtor’s Assets as of the Petition Date, subject to the requirements of Section 15.7 of the Plan regarding setoff, but excludes any claim that would otherwise qualify for inclusion in this Class and which is rendered an unsecured claim by virtue of Section 506(a) of the Bankruptcy Code.  Class 1 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.2           Class 2 - Priority Claims.  This Class consists of Claims entitled to priority under Section 507(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims, Priority Employee Benefit Claims and Priority Tax Claims but excluding Administrative Claims.  Class 2 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

3.2.3           Class 3 - Unsecured Claims.

Class 3A — Convenience Claims.   This Class consists of (i) all Allowed Unsecured Claims in an amount of $2,500 or less and (ii) all Allowed Unsecured Claims voting in favor of the Plan that elect to reduce their Allowed General Unsecured Claim to $2,500.  Class 3A — Convenience Claims are Impaired by the Plan.  Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 3A — Convenience Claim.

Class 3B — General Unsecured Claims.  This Class consists of Allowed General Unsecured Claims and includes Allowed Deficiency Claims and Allowed Rejection Damages Claims.  Class 3B is Impaired by the Plan.

3.2.4           Class 4 - Intercompany Claims.  This Class consists of all Intercompany Claims.  Class 4 is Impaired by the Plan, and is deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

3.2.5           Class 5 - Subordinated Claims and Equity Interests.  This Class consists (a) all AstroPower Securities Claims and (b) the shareholder and equity Interests in the Debtor.  Class 5 is Impaired under the Plan, and pursuant to the Solicitation Procedures Order, is deemed to have rejected the Plan.

                3.3          TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES.

3.3.1           Administrative Claims.  Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Liquidating Trustee or the Debtor and such Creditor, (c) as otherwise provided by the Plan, or (d) in full in Cash on the Effective Date, or as soon thereafter as practicable.  Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within ten (10) days after such Professional Fee Claims are approved by the Bankruptcy Court.

3.3.2           Class 1 - Secured Claims.  At the option of the Proponents, holders of Allowed Claims in this Class (if any) shall receive on the Effective Date, or as soon thereafter as practicable, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim: (a) payment of the full amount of the respective holder’s Allowed Secured Claim; (b) all Collateral in the possession of the Debtor securing the respective holder’s Allowed Secured Claim; or (c) such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing.

3.3.3           Class 2 - Priority Claims.  On the Effective Date, or as soon thereafter as practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing.  A Priority Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within 10 Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

                3.4          TREATMENT OF IMPAIRED CLASSES.

3.4.1           Class 3 - Allowed Unsecured Claims.

Class 3A — Convenience Claims.  In full satisfaction, release and discharge of and in exchange for their Allowed Class 3A — Convenience Claim, the holders of Allowed Class 3A — Convenience Claims shall be paid (i) on or as soon as practicable after the Effective Date the lesser of $500.00 or 50% of their Allowed Class 3A — Convenience Claims and (ii) all, or their Pro Rata portion of, the Convenience Class Supplemental Amount; provided, however, that the Convenience Class Supplemental Amount shall not be paid in whole or in part unless and until (x) all Allowed General Unsecured Claims have been paid in full, with interest, and (y) the Liquidating Trustee, in consultation with the Liquidating Trust Board, has determined that there are sufficient Assets to pay all or a portion of the Convenience Class Supplemental Amount.  Holders of Allowed Class 3A — Convenience Claims shall receive payment in full of their Allowed Convenience Claims (including the Convenience Class Supplemental Amount), plus interest, prior to any distribution to Class 5 — Allowed Subordinated Claims or Allowed Equity Interests.

Class 3B — General Unsecured Claims.  On the Effective Date, the holders of Allowed Class 3B Claims shall be granted the beneficial interest in the Liquidating Trust pursuant to the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement.  Holders of Allowed Claims in this Class shall receive their Pro Rata portion of the Liquidating Trust Assets on the Initial Distribution Date and on subsequent Distribution Dates.

3.4.2           Class 4 — Intercompany Claims.  On the Effective Date, all Intercompany Claims shall be forgiven, cancelled or waived and holders of Class 4 Claims shall not be entitled to and shall not receive or retain any property or interest on account of such Claims.

3.4.3           Class 5 — Subordinated Claims and Equity Interests.  The Common Stock of the Debtor shall be cancelled and extinguished on the Effective Date.  The Proponents believe that the Liquidating Trust Assets will not be sufficient to fully pay and satisfy all Claims senior to Subordinated Claims and Equity Interests.  However, in the event that all Allowed Class 1 — Secured Claims, Allowed Class 2 — Priority Claims, Allowed Class 3A — Convenience Claims, Allowed Class 3B — General Unsecured Claims, and the Convenience Class Supplemental Amount are paid in full as specified in the Plan, the Confirmation Order and the Liquidating Trust Agreement, holders of Allowed Subordinated Claims and Allowed Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.

                3.5          IMPLEMENTATION OF THE PLAN.

3.5.1           Liquidating Trust.

(a)           Creation of Liquidating Trust.  On the Effective Date, the Liquidating Trust shall be created in accordance with the Liquidating Trust Agreement, in substantially the form attached to the Plan as Exhibit “C,” and funded by the Debtor’s transfer to the Liquidating Trust of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, Litigation Claims and the Avoidance Actions. The Liquidating Trust shall be a newly-

formed Delaware trust with no prior assets or liabilities.  The Liquidating Trustee shall serve as the trustee of the Liquidating Trust.

(b)           Transfers to the Liquidating Trust.  On the Effective Date, the Debtor and its Estate shall transfer and shall be deemed to have irrevocably transferred to the Liquidating Trust, for and on behalf of the beneficiaries of the Liquidating Trust, all of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, the Litigation Claims and the Avoidance Actions, which transfer shall be free and clear of all Claims and Liens and contractually imposed restrictions.

(c)           The Liquidating Trustee.  From and after the Effective Date, a Person appointed by the Liquidating Trust Board shall serve as the Liquidating Trustee pursuant to the Liquidating Trust Agreement, Plan, and Confirmation Order, until death, resignation, or discharge and the appointment of a successor Liquidating Trustee in accordance with the terms of the Liquidating Trust Agreement.  The Liquidating Trustee shall be the exclusive trustee of the Debtor’s estate under Title 11 for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3).  The Liquidating Trustee shall serve at the pleasure of the Liquidating Trust Board, as set forth in the Liquidating Trust Agreement.

(d)           Responsibilities of Liquidating Trustee.  The responsibilities of the Liquidating Trustee under the Liquidating Trust Agreement and the Plan shall include those set forth in the Liquidating Trust Agreement, including, without limitation, the following:  (a) the receipt of the Liquidating Trust Assets; (b) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to carry out the terms of the Liquidating Trust; (c) the investment of the Cash; (d) the pursuit of objections to, estimations of and settlements of Claims and Interests, regardless of whether such Claim is listed in the Debtor’s Schedule; (e) the prosecution of any cause of action of the Debtor’s Estate not otherwise released under the Plan, including, without limitation, the Litigation Claims and Avoidance Actions; (f) the calculation and distribution of all distributions to be made under this Plan to holders of Allowed Claims and Interests; (g) the filing of all required tax returns and operating report and paying of taxes and all other obligations on behalf of the Liquidating Trust, if any; (h) the payment of fees pursuant to 28 U.S.C. Section 1930 incurred after the Effective Date until the closing of the Chapter 11 Case; and (i) such other responsibilities as may be vested in the Liquidating Trustee pursuant to the Plan, the Liquidating Trust Agreement, the Confirmation Order, other Bankruptcy Court Orders, or as otherwise may be necessary and proper to carry out the provisions of this Plan.

(e)           Powers of the Liquidating Trustee.  The powers of the Liquidating Trustee, as set forth in the Liquidating Trust Agreement and, if required, in consultation with the Liquidating Trust Board or approval of the Liquidating Trust Board as further set forth in the Liquidating Trust Agreement, shall include, without limitation and without further Bankruptcy Court approval, each of the following:

(i)            To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any general or limited partner, officer, director or shareholder of the Debtor with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtor and the dissolution of any Debtor;
(ii)           To maintain accounts; to make distributions to holders of Allowed Claims and Interests provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Liquidating Trustee;
(iii)         To object to any Claims (whether Disputed Claims or otherwise), to compromise or settle any Claims prior to objection without supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and the guidelines and requirements of the United States Trustee, other than those restrictions expressly imposed by the Plan, the Confirmation Order or the Liquidating Trust Agreement;
(iv)          To make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidating Trust, the Liquidating Trustee on the Estate’s behalf and the Liquidating Trust Board and to pay the fees and charges incurred by the Liquidating Trustee on the Liquidating Trust’s behalf on or after the Effective Date for fees and expenses of professionals (including those retained by the Liquidating Trustee), disbursements, expenses or related support services relating to the winding down of the Debtor and implementation of the Plan without application to the Bankruptcy Court;
(v)            To (i) seek a determination of tax liability under Section 505 of the Bankruptcy Code, (ii) pay taxes, if any, related to the Debtor or the sale of non-Cash Assets of the Debtor, (iii) file, if necessary, any and all tax and information returns required with respect to the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treas. Reg. 1.671-4(a) or otherwise, (iv) make tax elections by and on behalf of the Liquidating Trust and (v) pay taxes, if any, payable by the Liquidating Trust;
(vi)          To take all other actions not inconsistent with the provisions of the Plan which the Liquidating Trustee deems reasonably necessary or desirable with respect to administering the Plan;
(vii)         To invest Cash as deemed appropriate by the Liquidating Trustee, as further set forth in the Liquidating Trust Agreement;
(viii)        To collect any accounts receivable or other claims of the Debtor or the Estate not otherwise disposed of pursuant to the Plan or the Confirmation Order;
(ix)          To implement and/or enforce all provisions of this Plan, including entering into any agreement or executing any document required by or consistent with the Plan, the Confirmation Order and the Liquidating Trust Agreement and perform all of the Debtor’s obligations thereunder;

(x)           To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of its choice, any assets if the Liquidating Trustee concludes that they are of no benefit to the Estate;
(xi)          To prosecute and/or settle Claims, without approval of the Bankruptcy Court, including, without limitation, Litigation Claims, Unsecured Claims, and Avoidance Actions and other causes of action and exercise, participate in or initiate any proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment such actions;
(xii)         To purchase or create and carry all insurance policies and pay all insurance premiums and costs the Liquidating Trustee deems necessary or advisable;
(xiii)       To collect and liquidate and/or distribute all Assets of the Estate and the Liquidating Trust Assets pursuant to the Plan, the Confirmation Order and the Liquidating Trust Agreement and administer the winding down of the affairs of the Debtor;
(xiv)        To hold legal title to any and all Liquidating Trust Assets;
(xv)          If any of the Liquidating Trust Assets are situated in any state or other jurisdiction in which the Liquidating Trustee is not qualified to act as trustee, to nominate and appoint a person duly qualified to act as trustee in such state or jurisdiction and require from each such trustee such security as may be designated by the Liquidating Trustee in its discretion; confer upon such trustee all the rights, powers, privileges and duties of the Liquidating Trustee hereunder, subject to the conditions and limitations of this Liquidating Trust Agreement, except as modified or limited by the Liquidating Trustee and except where the conditions and limitations may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary); require such trustee to be answerable to the Liquidating Trustee for all monies, assets and other property that may be received in connection with the administration of all property; and remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Liquidating Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date and time of removal;
(xvi)        Retain any and all insurance policies of the Debtor providing coverage with respect to Claims, including, without limitation, Insured Claims; and
(xvii)       Exercise such other powers as may be vested in or assumed by the Liquidating Trustee pursuant to the Plan, the Liquidating Trust Agreement, the Confirmation Order, other orders of the Bankruptcy Court, or as may be necessary and proper to carry our the provision of the Plan.

The Liquidating Trustee shall stand in the same position as the Debtor with respect to any claim the Debtor may have to an attorney-client privilege, the work product doctrine, or any other privilege against production, and the Liquidating Trustee shall succeed to all of the Debtor’s rights to preserve, assert or waive any such privilege.

(f)            Unclaimed Property of the Liquidating Trust.  The Liquidating Trustee shall establish the Unclaimed Property Reserve for all Unclaimed Property.  Such Unclaimed Property shall be held in a reserve, for a period of thirty (30) days, for the recipients of the beneficial interests in the Liquidating Trust entitled thereto under the terms of the Plan and Confirmation Order.  Once the distribution to Creditors under this Plan becomes Unclaimed Property, the Liquidating Trustee shall, subject to the limitations set forth herein, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders which have failed to claim such Unclaimed Property; and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto.  After the expiration of thirty (30) days, the holders of Allowed Claims theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under this Plan, and such Claims of the Unclaimed Property shall be deemed disallowed and expunged in their entirety and the funds shall be redistributed to the other holders of Allowed Claims and Interests in accordance with the terms of the Plan, Confirmation Order and Liquidating Trust Agreement.  Such funds shall not be subject to the escheat laws of any state.

(g)           Compensation of Liquidating Trustee.  The Liquidating Trustee shall be compensated as agreed upon by the Liquidating Trustee and the Liquidating Trust Board, pursuant to the terms of the Liquidating Trust Agreement.  Any professionals retained by the Liquidating Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred, subject to approval by the Liquidating Trustee.  The payment of fees and expenses of the Liquidating Trustee and its professionals shall be made in the ordinary course of business and shall not be subject to Bankruptcy Court approval.

(h)           Liquidating Trust Board.  The Liquidating Trust Board shall be comprised of three members selected by the Creditors’ Committee prior to the Confirmation Hearing.  The Liquidating Trustee shall consult regularly with the Liquidating Trust Board when carrying out the purpose and intent of the Liquidating Trust.  The members of the Liquidating Trust Board shall not receive compensation, but shall be reimbursed for their reasonable and necessary expenses from the Liquidating Trust.

(i)            In the case of an inability or unwillingness of any member of the Liquidating Trust Board to serve, such member shall be replaced by designation by the remaining members of the Liquidating Trust Board.  If any position of the Liquidating Trust Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Liquidating Trustee without the requirement of a vote by the other members of the Liquidating Trust Board.
(ii)           Upon the certification by the Liquidating Trustee that all Liquidating Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Liquidating Trust Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.
(iii)         The Liquidating Trust Board may, by majority vote, remove the Liquidating Trustee in its discretion.  In the event that majority consent is not obtained, the Liquidating Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Liquidating Trustee, the Liquidating Trust Board shall, by a majority vote, designate a person to serve as successor Liquidating Trustee.

(iv)          Notwithstanding anything to the contrary in the Plan, neither the Liquidating Trust Board nor any of its members, designees, counsel, financial advisors or any duly designated agent or representative of such party shall be liable for the act, default or misconduct of any other member of the Liquidating Trust Board, nor shall any member be liable for anything other than such members’ own gross negligence or willful misconduct.  The Liquidating Trust Board may, in connection with the performance of its duties, and in its sole discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Liquidating Trust Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Liquidating Trust Board, or its members and/or designees.

(i)            Termination of Liquidating Trust.  The Liquidating Trust shall terminate the earlier of (a) the fifth (5th) anniversary of the Confirmation Date or (b) the distribution of all property in accordance with the terms of the Liquidating Trust Agreement and the Plan.

3.5.2           Sale Free and Clear of Liens.  The sale or other disposition of any Liquidating Trust Assets by the Liquidating Trust in accordance with the Plan, the Confirmation Order and the Liquidating Trust Agreement shall be free and clear of any and all liens, claims, interests and encumbrances pursuant to Section 363(f) of the Bankruptcy Code.

3.5.3           Transfer Taxes.  Any transfer of all or any portion of the Assets pursuant to the Plan shall constitute a “transfer under a plan” within the purview of Section 1146(c) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

3.5.4           Avoidance Actions and Litigation Claims.  The Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall have the sole right to pursue any existing or potential Avoidance Actions and Litigation Claims, except those previously waived or released by the Debtor pursuant to any Final Order of the Bankruptcy Court, by informal demand and/or by the commencement of litigation.

3.5.5           Effective Date.  On the Effective Date, the Liquidating Trust shall have the rights and powers set forth in the Plan in order to carry out and implement the purposes and intent of the Plan and the Liquidating Trust Agreement.

3.5.6           Records.  On or prior to the Effective Date, the Debtor shall transfer to the Liquidating Trust all originals and/or copies of available documents and business records of the Debtor, to the extent they exist and are in the Debtor’s possession.  The Liquidating Trust shall maintain such records until the earlier of:  (a) the entry of a Final Decree; or (b) five years from the filing of the Debtor’s final tax returns.  Thereafter, said records may be destroyed or otherwise disposed of.  If a Liquidating Trustee seeks to destroy or otherwise dispose of any records of the Debtor’s estate prior to the time periods set forth herein, such Liquidating Trustee shall be entitled to do so upon Order of the Bankruptcy Court obtained on motion on 20 days notice to the Debtor’s Bankruptcy Rule 2002 service list.

In addition, pursuant to the GE Purchase Agreement, the Debtor and the Liquidating Trustee shall have access, at reasonable times and in a manner to as not to interfere with the normal business operations of GE Energy and its subsidiaries, to the books and records of GE Energy (including all books and records acquired from the Debtor) relating to the GE Assets or the conduct of the Debtor’s business prior to the GE Sale Closing Date so as to enable the Debtor or the Liquidating Trustee to prepare tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of governmental authorities, and to prosecute or defend legal actions or for other like proper purposes.  Pursuant to the GE Purchase Agreement and Sale Order, GE Energy agreed to preserve such records in its possession for a period of at least five years from the GE Sale Closing Date and agreed that no records shall be destroyed without leave of court obtained on motion and notice to the applicable courts and parties in interest.  The GE Purchase Agreement and the Sale Order, further provides that in the event GE Energy wishes to dispose of records in its possession at the end of the five (5) year period, GE Energy shall provide the written notice of its intention to abandon records thirty (30) days prior to any such abandonment to the Debtor, SEC, the Creditors’ Committee and the United States Trustee.  Any such motion or notice of motion shall describe, in reasonable detail, the records GE Energy wishes to destroy.  After the expiration of the thirty day notice period without any objection by any of the parties receiving such notice, then GE Energy may remove and destroy the records to the extent provided in the notice.

3.5.7           Resignation of Officers and Directors.  On the Effective Date, the members of the board of directors and executive officers of the Debtor shall be deemed to have resigned.

                3.6          FUNDING AND DISBURSEMENTS.

3.6.1           No Disbursing Agent.  The Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall make all distributions under the Plan on account of Allowed Claims against, and Allowed Interests in, the Debtor.  On the Effective Date, or as soon thereafter as practicable, the Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall make distributions on account of Allowed Administrative Claims, Allowed Class 1 — Secured Claims and Allowed Class 2 — Priority Claims directly to the holders of such Claims.  All other distributions or payments under the Plan shall be made by the Liquidating Trustee pursuant to the terms of the Plan, Confirmation Order and the Liquidating Trust Agreement.  The Liquidating Trustee shall not be required to give any bond or surety for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

3.6.2           Reserves — Payment of Disputed Claims.  The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claim Reserve, shall be segregated and held by the Liquidating Trustee on and after the Effective Date for, among other things, the payment of the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims.  If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Debtor from the Reserved Funds within ten

(10) days after, and to the extent that, any such pending Administrative Claim becomes an Allowed Claim.  If a portion of an Administrative Claim is a Disputed Claim, the disputed portion of such Administrative Claim shall be paid in full in the same manner as provided in Article 7 of the Plan with respect to Allowed Administrative Claims within ten (10) days after, and to the extent that, such Disputed Claim becomes an Allowed Administrative Claim.

3.6.3           Cash Payments.  Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Liquidating Trust shall determine in its sole discretion.

(a)           Sources of Cash for Plan Distributions.  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Liquidating Trust to make payments pursuant to the Plan to holders of Allowed Claims against and, if necessary, Interests in the Debtor shall be obtained from (i) Cash balances of the Estate, including Cash from the Sale to GE Energy or any of the Non-Debtor Subsidiaries or Assets; and (ii) the liquidation of the remaining non-Cash Assets, including, without limitations, the Avoidance Actions and Litigation Claims, of the Debtor.

3.6.4           Distribution for Allowed Claims.  Except as otherwise provided in the Plan, the Confirmation Order, the Liquidating Trust Agreement or as otherwise ordered by the Bankruptcy Court, distributions to Allowed Claims, excluding Allowed Subordinated Claims, shall be made on the Initial Distribution Date, or as soon after as practicable, or if Allowed after the Effective Date, on the next Distribution Date.  Any payment or distribution required to be made under the Plan shall be made on the next succeeding Business Day.

3.6.5           Distribution for Allowed Subordinated Claims and Allowed Interests.  Except as otherwise provided in the Plan, the Confirmation Order, the Liquidating Trust Agreement or otherwise ordered by the Bankruptcy Court, distributions to Allowed Subordinated Claims and Allowed Interests shall be made following the payment in full of all Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Claims, Allowed General Unsecured Claims, Allowed Convenience Class Claims and the Convenience Class Supplemental Amount.

3.6.6           Interest and Charges.  Interest shall only accrue and be paid on Allowed Convenience Claims and Allowed General Unsecured Claims, if, and to the extent that, the Liquidating Trustee, in consultation with the Liquidating Trust Board, determines that there are sufficient Assets to provide such payment of interest to such holders of such Claims prior to any distribution to Allowed Subordinated Claims and Allowed Equity Interests pursuant to the terms of the Plan.  Otherwise, interest shall not accrue or be paid on any Claim, including Disputed Claims, or Interest and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest or other late charges or similar charges paid on any Claim or Interest herein.  All interest earned on the funds held by the Debtor or the Liquidating Trust in any account shall be distributed with the distributions provided in this Plan.

3.6.7           Fractional Dollars: De Minimis Distributions.  Notwithstanding any other provision of the Plan, the Liquidating Trustee shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding down of such fraction to the nearest whole dollar.  In addition, the Liquidating Trustee shall not be required to make any distribution in an amount less than $50.00.  To the extent that such a distribution shall be called for as part of any interim distribution, the Liquidating Trustee shall establish a reserve for all distributions in the amount of less than $50.00 and shall, when and if the holder of a Claim or Interest is entitled to a distribution of $50.00 or more, make such a distribution at such time.  The Liquidating Trustee shall not be required to make any Final Distribution of less than $50.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims and Interests, in accordance with the terms of the Plan, the Confirmation Order and Liquidating Trust Agreement.

3.6.8           Delivery of Distributions to Holders of Allowed Claims.  Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedule unless such addresses are superseded by proofs of claim or interest or transfers of claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if Liquidating Trustee has been notified in writing of a change of address.  If the distribution to any holder of an Allowed Claim is returned to the Liquidating Trustee as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in a reserve as set forth in Section 6.1.6 of the Plan.

3.6.9           Interest Distribution Record Date and Delivery of Distributions to Interest Holders.  As of the close of business on the Interest Distribution Record Date, the various transfer registers for Common Stock as maintained by the Debtor, or its respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of Common Stock.  The Liquidating Trustee and the Liquidating Trust Board shall have no obligation to recognize any transfer of Interests occurring on or after the Interest Distribution Record Date.  The Liquidating Trustee and the Liquidating Trust Board shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Interest Distribution Record Date, to the extent applicable.  Distributions, if any, to holders of Allowed Interests shall be made at the address set forth in the transfer ledgers or at the last known address of such holders if Liquidating Trustee has been notified in writing of a change of address.  If the distribution to any holder of an Interest is returned to the Liquidating Trustee as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in a reserve as set forth in Section 6.1.6 of the Plan.

3.6.10         Surrender of Securities or Instruments.  On or before the Effective Date, or as soon as practicable thereafter, each holder of an instrument evidencing an Interest on account of Common Stock (as to each, a “Certificate”) shall surrender such Certificate to the Liquidating Trustee and such Certificate shall be cancelled, provided, however, that the surrender and cancellation of such Certificate pursuant to or under the Plan shall in no way impair or affect the right of any holder to pursue any claims against any non-Debtor in any of the AstroPower Securities Actions.  No distribution of property under the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Liquidating Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Liquidating Trustee.  Any such holder who fails to surrender or cause to be surrendered such

Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidating Trustee prior to the first (1st) anniversary of the Effective Date, shall be deemed to have forfeited all rights and interests in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Liquidating Trust for the benefit of holders of Allowed Claims and Interests in the Debtor notwithstanding any federal or state escheat laws to the contrary.

3.6.11         Distributions by Liquidating Trust. The Liquidating Trustee shall not be obligated to make a distribution that would impair the ability of the Liquidating Trust to pay the expenses incurred by the Liquidating Trust.

                3.7                EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

3.7.1           Executory Contracts and Unexpired Leases.  Except as otherwise provided in the Plan or Confirmation Order, upon the Effective Date all Executory Contracts which have not otherwise been rejected by the Debtor prior to the Effective Date are hereby rejected under the Plan, except:  (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to Section 365 of the Bankruptcy Code by the Debtor before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed under the Plan and as set forth on Exhibit “B” to the Plan or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently rejected pursuant to an order of the Bankruptcy Court; and (c) any agreement, obligation, security interest, transaction or similar undertaking that the Debtor believes is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under Section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within 30 days of any such determination.  Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date.

3.7.2           Rejection Damage Claims.  Persons who are parties to Executory Contracts that are rejected and who claim damages by reason of such rejection shall become Class 3B — General Unsecured Creditors and shall be treated in the same manner as other Class 3B — General Unsecured Creditors.  All Rejection Damage Claims shall be filed in accordance with, the earlier of, as may be applicable, (a) the Bar Date Order, (b) on or before thirty (30) days after the Effective Date, or (c) the entry of a Final Order rejecting such Executory Contract, or shall be forever barred.

3.7.3           Objections to Rejection Damage Claims.  Objections to Rejection Damage Claims shall be filed by the Liquidating Trustee, pursuant to the Liquidating Trust Agreement, with the Bankruptcy Court prior to the Claims Objection Deadline.  Said objections shall be served upon the holder of the Claim to which such objection is made.

3.7.4           Indemnification Obligations.  Except as otherwise provided in the Plan, Confirmation Order or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, any and all Indemnification Obligations that the Debtor has pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or other document or applicable law shall be rejected as of the Effective Date of the Plan, to the extent executory.

                3.8                DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION.

3.8.1           Wind-Up of Affairs.  Subsequent to the Effective Date, the Liquidating Trust shall wind-up the affairs of the Debtor.  The Liquidating Trust may dissolve the Debtor at any time.

                3.9                RESOLUTION OF CLAIMS.

3.9.1           Objections to Claims and Interests.  As of the Effective Date, the exclusive right to object to the allowance of any Claim or Interest, regardless of whether such Claim is listed in the Debtor’s Schedule, is hereby reserved by the Liquidating Trust and the Liquidating Trust shall retain the right to object to any Claim or Interest.  Except as otherwise provided in Section 8.3 hereof, objections to Claims or Interests shall be filed with the Bankruptcy Court not later than the Claims Objection Deadline, and served upon the holder of such Claim or Interest.  Unless otherwise ordered by the Bankruptcy Court, objections to Claims or Interests may be litigated to judgment, settled or withdrawn.  After the Effective Date, the Debtor shall not have any duty to review or investigate claims or prosecute any objections to the allowance of any Claim or Interest, provided, however, that the Liquidating Trustee may retain former employees of the Debtor and Debtor’s counsel to assist in the orderly transition to the Liquidating Trust of the matters vesting in the Liquidating Trust.

3.9.2           Disputed Claims and Disputed Interests.  Distributions shall not be made with respect to any Disputed Claim or Disputed Interest until Allowed by a Final Order.  The Liquidating Trustee may establish the Disputed Claims Reserve upon the availability of funds, by reserving a percentage in cash (the “Reserve Percentage”) of the amount of all such Disputed Claims.  The Liquidating Trustee may eliminate the reserve for any Claim upon its disallowance or other resolution. Distribution with respect to Disputed Claims shall be made within 10 days after and the Disputed Claim becomes an Allowed Claim or as soon thereafter as is practicable.

3.9.3           Failure to File Proof of Claim.  Except as otherwise provided in the Plan or Confirmation Order, the holder of a Claim that does not file a proof of Claim in accordance with the Bar Date Order shall be barred from participating in the Plan or obtaining a distribution hereunder unless the Claim is an Allowed Scheduled Claim.

3.9.4           Release of Liens Securing Disputed Claims.  If a Secured Claim is a Disputed Claim, the Creditor holding such Claim shall be deemed to have released any Lien on its collateral, if any, pending determination of its Allowed Secured Claim, upon: (i) payment to the holder of such Disputed Claim the undisputed portion of such Secured Claim; and (ii) the placement of the disputed portion thereof into escrow.

3.9.5           Preservation of Rights of Actions; Settlement of Litigation Claims.  Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtor and its Estate shall retain the Litigation Claims, which shall be transferred to the Liquidating Trust on the Effective Date.  The Liquidating Trustee, may, subject to the supervisory authority of the Liquidating Trust Board as set forth in Section 6.1.5 of the Plan and the Liquidating Trust Agreement, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims.  The failure of the Debtor to list a claim, right of action, suit or proceeding shall not constitute a waiver or release by the Debtor or its Estate of such claim, right of action, suit or proceeding.

                3.10             THE CREDITORS’ COMMITTEE.

3.10.1         Dissolution of Creditors’ Committee.  From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

                3.11             VESTING OF ASSETS AND RETENTION OF CLAIMS BELONGING TO THE DEBTOR.

3.11.1         Vesting of Assets.  Except as otherwise explicitly provided in the Plan, on the Effective Date all property comprising the Debtor’s estate (including, without limitation, the Liquidating Trust Assets) shall vest in the Liquidating Trust to the same extent such Assets were held by the Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and Interest holders (other than expressly provided in this Plan).  As of the Effective Date, the Liquidating Trust may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by the Plan, the Liquidating Trust Agreement and the Confirmation Order.

3.11.2         Avoidance Actions and Other Actions.  Except as otherwise expressly provided herein, the Avoidance Actions, all Claims relating to post-Petition Date transactions under Section 549 of the Bankruptcy Code, all transfers recoverable under Section 550 of the Bankruptcy Code, all causes of action against any Person on account of indebtedness and any other causes of action in favor of the Debtor, and all Litigation Claims, except as otherwise set forth in the Plan or Confirmation Order, are preserved and retained for enforcement subsequent to the Effective Date exclusively by the Liquidating Trust.

3.11.3         Recoveries.  To the extent that any proceeds are recovered from any Avoidance Action, Litigation Claims or any other cause of action reserved for prosecution by the Liquidating Trustee pursuant to the Plan, such proceeds shall be distributed to holders of Allowed Claims and Interests in accordance with the terms of the Plan.

                3.12             CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN.

3.12.1         Conditions to Confirmation.  The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an order finding that the Disclosure Statement contains adequate information with the meaning of Section 1125 of the Bankruptcy

Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Proponents.

3.12.2         Conditions to Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with Section 13.3 of the Plan:

(a)           The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and not the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Proponents to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(b)           All Plan exhibits shall be in a form and substance reasonably acceptable to the Proponents and shall have been executed and delivered;

(c)           All actions, documents and agreements necessary to implement the Plan shall have been effectuated or executed.

3.12.3         Waiver of Conditions.  Each of the conditions set forth in the Plan, may be waived in whole or in part by the Proponents, without any other notice to parties in interest or the Bankruptcy Court and without hearing.  The failure to satisfy or waive any condition to the Confirmation or the Effective Date may be asserted by the Debtor or the Creditors’ Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtor or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                3.13             EFFECT OF PLAN CONFIRMATION.

3.13.1         Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns.

3.13.2         Exculpation and Limitation of Liability.  None of the Debtor, the Liquidating Trust or the Exculpated Persons shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan and the Liquidating Trust Agreement, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Liquidating Trust and the Exculpated Persons shall be entitled to rely upon the advise of counsel with respect to their duties and responsibilities under the Plan.

3.13.3         Injunction.  Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against the Debtor or Interest in the Debtor are (a) permanently enjoined from taking any of the following actions against the Debtor or the Liquidating Trust or any of their property on account of any such Claims or Interests and (b)

preliminarily enjoined from taking any of the following actions against the Debtor or the Liquidating Trust, or their property on account of such Claims or Interest: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (c) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan; provided, further, however, that the Plan does not release or otherwise affect any pre or post Effective Date Claim, except as to the Exculpated Parties to the extent set forth in Section 14.2, that any person may have against any non-Debtor party.

                3.14             MISCELLANEOUS.

3.14.1         Payment of U.S. Trustee’s Fees.  All fees payable pursuant to 28 U.S.C. Section 1930 incurred after the Effective Date shall be paid by the Liquidating Trust when due until the closing of the Chapter 11 Case.

3.14.2         No Admission Against Interest.  Neither the filing of the Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest.  In the event that the Plan is not consummated, neither the Plan, the Disclosure Statement nor any statement contained therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court involving the Debtor or any of its former or present officers, directors or Interest holders.

3.14.3         No Waiver.  Except as otherwise specifically provided in the Plan, nothing set forth in the Plan or the Disclosure Statement shall be deemed a waiver or release of any claims, rights or causes of action against any Person other than the Debtor.

3.14.4         Post-Confirmation Notice.  Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon counsel for the U.S. Trustee’s Office, counsel to the Debtor, counsel to the Liquidating Trustee and all persons on the Debtor’s Bankruptcy Rule 2002 service list.  With the exception of the Debtor and the United States Trustee, any Person desiring to remain on the Debtor’s Bankruptcy Rule 2002 service list shall be required to file a request for continued service and to serve such request upon counsel to the Liquidating Trustee and the Debtor within 30 days subsequent to the Effective Date.  Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order.  Persons who do not file a request for continued service shall be removed from the Debtor’s Bankruptcy Rule 2002 service list upon the Effective Date.

3.14.5         Plan Modification.  The Plan may be altered, amended or modified before or after the Confirmation Date in accordance with Section 1127 of the Bankruptcy Code.

3.14.6         Revocation, Withdrawal or Non-Consummation.  The Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Proponents revoke or withdraw the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Class of Claims), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in the Debtor or any other person; (ii) prejudice in any manner the rights of the Debtor or any other Person; or (iii) constitute an admission of any sort by the Debtor or any other such Person.

3.14.7         Setoff Against Claims.  The Liquidating Trust may setoff against any Claim or Interest, and the payments made pursuant to the Plan in respect of such Claim or Interest, any claims or causes of action of any nature whatsoever that such Liquidating Trust or the Debtor may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim or Interest shall constitute a waiver or release by the Liquidating Trust or the Debtor of any claims, rights or causes of actions against the holder of the Claim.  Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Liquidating Trust in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims.  Confirmation of the Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right.  All defenses of the Liquidating Trust with respect to any such motion are hereby preserved.

3.14.8         Further Action.  The Liquidating Trust and the Debtor are authorized to take any action necessary or appropriate to execute the provisions of the Plan.

3.14.9         Headings.  The article and section headings used in the Disclosure Statement and the Plan are inserted for convenience and reference only and neither constitutes a part of the Disclosure Statement or the Plan nor in any manner affects the terms, provisions or interpretation of the Plan.

3.14.10      Bar Date for Professional Fee Claims.  Any and all applications for the request for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon former counsel to the Debtor, former counsel to the Creditors’ Committee, the U.S. Trustee, counsel to the Liquidating Trust, the Liquidating Trust, and all parties requesting notice pursuant to Section 15.4 of the Plan on or before the date which is 60 days after the Effective Date.

3.14.11      Severability of Plan Provisions.  If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Proponents, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.

Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

3.14.12      Governing Law.  Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent otherwise provided in the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of Delaware, without giving any effect to the principles of conflicts of law of such jurisdiction.

                3.15             RETENTION OF JURISDICTION.

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(a)           To determine the allowability, classification or priority of Claims upon objection by the Debtor, the Liquidating Trustee or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(b)           To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to in the Plan;

(c)           To protect the property of the Debtor and the Liquidating Trust, including Litigation Claims and Avoidance Actions, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interest or encumbrances on any property of the Debtor or the Liquidating Trust;

(d)           To determine any and all applications for allowance of Professional Fee Claims;

(e)           To determine any Priority Employee Benefit Claims, Priority Tax Claims, Priority Wage Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(f)            To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan, the Confirmation Order, the Liquidating Trust Agreement and the making of distributions thereunder;

(g)           To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(h)           To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Case, including any remands;

(i)            To enter a final decree closing the Chapter 11 Case;

(j)            To modify the Plan under Section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(k)           To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(l)            To enable the Debtor or the Liquidating Trustee to prosecute any and all proceedings to set aside Liens or encumbrances to prosecute and/or settle any and all Litigation Claims, Avoidance Actions and preference claims and to recover any transfers, assets, properties or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(m)          To determine any state, local and federal tax liability pursuant to sections 346, 505 and 1146 of the Bankruptcy Code;

(n)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(o)           To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Case, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(p)           To resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Chapter 11 Case;

(q)           To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(r)            To hear and resolve Litigation Claims and Avoidance Actions;

(s)           To resolve any disputes concerning any release of a nondebtor under the Plan or the injunction against acts, employment of process or actions against such nondebtor arising under the Plan;

(t)            To approve any distributions, or objections thereto, under the Plan;

(u)           To approve any Claims settlement entered into or offset exercised by the Debtor or the Liquidating Trustee;

(v)           To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtor; and

(w)          To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

4.                                      POST-CONFIRMATION ISSUES.

                4.1        DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION.

4.1.1           Wind-Up of Affairs.  Upon the Effective Date, the Liquidating Trust shall wind-up the affairs of the Debtor, including, without limitation, making distributions pursuant to the Plan and consummating the terms of the Plan.  The Debtor shall not exist for the purpose of continuing business except insofar as necessary for the winding up of such company.

4.1.2           Role of Creditors’ Committee.  From and after the Effective Date, the Creditors’ Committee will be disbanded and the appointment of its members will be terminated.

5.                                      FEASIBILITY.

5.1          FINANCIAL FEASIBILITY ANALYSIS.

5.1.1           Bankruptcy Code Standard.  The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor unless contemplated by the Plan.

5.1.2           No Need for Further Reorganization of Debtor.  The Plan provides for the liquidation or distribution of all of the Debtor’s Assets.  Accordingly, the Debtor believes that all Plan obligations will be satisfied without the need for further reorganization of the Debtor.

6.                                      ALTERNATIVES TO PLAN.

6.1          CHAPTER 7 LIQUIDATION.

6.1.1           Bankruptcy Code Standard.  Notwithstanding acceptance of the Plan by each Impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such Impaired Class who has not voted to accept the Plan.  Accordingly, if an Impaired Class does not vote unanimously to accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such Impaired Class a recovery on account of the Class member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such Class member would receive if the Debtor was liquidated under Chapter 7.

6.1.2           Plan is in the Best Interests of Creditors.  As detailed in the Liquidation Analysis attached hereto as Exhibit “A”, the Proponents believe that the Plan satisfies the best interests test, because, among other things, the recoveries expected to be available to holders of Allowed Claims and Allowed Interests under the Plan will be greater than the recoveries expected to be available under a Chapter 7 liquidation

6.1.3           In a typical chapter 7 case, a trustee is elected or appointed to liquidate a debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code.  Secured creditors generally are paid first from the sales proceeds of properties securing their liens.  If any assets are remaining in the bankruptcy estate after satisfaction of secured creditors’ claims from their collateral, administrative expenses are next to receive payment.  Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities.  Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority.  Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

6.1.4           Substantially all of the Debtor’s Assets, other than the Litigation Claims and the Avoidance Actions, have already been liquidated pursuant to the Sale and the Stock Sale consummated by the Debtor during the Chapter 11 Case.  Although the Plan effects a liquidation of the Debtor and a Chapter 7 liquidation would have the same goal, the Proponents believe that the Plan provides a more efficient vehicle to accomplish this goal and make distributions to Creditors.  Liquidating the Estate under Chapter 7 liquidation would require the appointment of a Chapter 7 trustee.  The Chapter 7 trustee and the retention by the Chapter 7 trustee of professionals such as legal counsel and financial advisors would increase the operating costs associated with the Chapter 7 liquidation of the Estate.  A Chapter 7 trustee would not have the benefit of the historical and institutional knowledge of the Debtor and the Creditors’ Committee and their respective professionals to resolve the Disputed Claims efficiently and pursue the Litigation Claims and Avoidance Actions effectively.  The Proponents also believe that the distributions would occur in a shorter time period under the Plan than in a Chapter 7 liquidation.  A Chapter 7 trustee, once appointed, and any professionals retained by the Chapter 7 trustee, would need time to gain familiarity with the Debtor and the Creditors, thus delaying the initial distribution to Creditors.  Pursuant to the Plan proposed by the Proponents, the Initial Distribution will occur no later than thirty days after the Effective Date.

6.1.5           Accordingly, and as set forth in the Liquidation Analysis, the Proponents believe that the Plan is in the best interests of Creditors.

6.2          CONTINUATION OF THE BANKRUPTCY CASE.

6.2.1           If the Debtor remains in Chapter 11, it can continue to operate its business and manage its property as a debtor-in-possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code.  The Debtor is not a going concern.

6.3          ALTERNATIVE PLAN(S).

6.3.1           If the Plan is not confirmed, the Proponents, individually or together, could attempt to formulate and propose a different plan of reorganization.  The Proponents believe that the Plan, as described herein, enables holders of Claims and Interests to realize the greatest possible value under the circumstances, and that is compared to any alternative plan, the Plan has the greatest chance to be confirmed and consummated.

7.                                      RISK FACTORS.

Holders of Claims who are entitled to vote on the Plan should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement, before deciding whether to vote to accept or reject the Plan.

7.1          CERTAIN BANKRUPTCY CONSIDERATIONS.

7.1.1           Even if all Impaired voting class vote to accept the Plan, and with respect to any Impaired Class deemed to have rejected the Plan, the requirements for “cramdown” are met; the Court may exercise substantial discretion and may choose not to confirm the Plan.  Section 1129 of the Bankruptcy Code requires, among other things, that the value of distributions to dissenting holders of Claims or Interest may not be less than the value such holders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code.  Although the Proponents believe that the Plan will meet such requirement, there can be no assurance that the Court will reach the same conclusion.

7.2          CLAIMS ESTIMATION.

7.2.1           There can be no assurance that the estimated amount of Claims and Interests set forth herein are correct, and the actual allowed amounts of Claims and Interests may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions, including, without limitation, no liquidation proceeds will be generated from the Avoidance Actions or the Remaining Assets.

7.3          PENDING LITIGATION.

7.3.1           Although the Proponents believe the Litigation Claims potentially have substantial value, if the Liquidating Trust is unsuccessful in prosecuting such claims, the Liquidating Trust may not recover any additional assets for distribution under the Plan.  Litigation is inherently uncertain and there can be no guarantee of any outcome.  The Liquidating Trustee, pursuant to the terms of the Liquidating Trust Agreement, may decide to settle the Litigation Claims and such settlements may be significantly less than the damages alleged and/or the transfers to be recovered.  In addition, there are other claims, lawsuits, disputes with third parties, investigations and administrative proceedings against he Debtor relating to matters in the ordinary course of its business which could materially adversely affect the Debtor’s liquidation.

8.                                      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

THE FOLLOWING SUMMARY IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “TAX CODE”), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS, AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE IRS IN EFFECT ON THE DATE HEREOF.  CHANGES IN, OR NEW INTERPRETATIONS OF, SUCH RULES MAY HAVE RETROACTIVE EFFECT AND COULD SIGNIFICANTLY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

THE DEBTOR HAS NOT REQUESTED A RULING FROM THE IRS OR AN OPINION OF COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.  THUS, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT AND WHETHER THE IRS WILL CHALLENGE ONE OR MORE OF THE TAX CONSEQUENCES OF THE PLAN DESCRIBED BELOW.  IN ADDITION, THIS SUMMARY DOES NOT ADDRESS FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE PLAN, AND IT DOES NOT PURPORT TO ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN TAXPAYERS, BROKER-DEALERS, BANKS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND INVESTORS IN PASS-THROUGH ENTITIES).  MOREOVER, THIS SUMMARY DOES NOT PURPORT TO COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY APPLY TO HOLDERS OF CLAIMS OR EQUITY INTERESTS.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST.  EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

8.1          REGULAR FEDERAL INCOME TAX.

8.1.1           Federal income taxes, like many other taxes, are priority claims.  Accordingly, such claims must be satisfied before most other claims may be paid.  With the possible exception of alternative minimum tax, the Debtor does not believe that any federal income taxes accrued with respect to taxable years ending after the Petition Date because the Debtor has not had positive taxable income for this period.

8.2          FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS.

8.2.1           Holders of Claims and Interests should generally recognize gain (or loss) to the extent the amount realized under the Plan in respect of their Claims exceeds or is exceeded by their respective tax bases in their Claims or Interests, as applicable.  The amount realized for this purpose will generally equal the amount of cash, and fair market value of the Pro Rata interest in the Liquidating Trust received under the Plan in respect of their respective Claims.

8.2.2           The tax treatment of holders of Claims or Interests and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provide for by the Plan will depend upon, among other things, (i) the manner in which a holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction with respect to a Claim in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the method of tax accounting of a holder; and (vii) whether a  Claim is an installment obligation for federal income tax purposes.  Therefore, holders of Claims or Interests should consult their own tax advisor for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

8.2.3           The extent to which the consideration received under the Plan by a holder of Claims will be attributable to accrued interest on the debts constituting the Claims is unclear.  Treasury Regulations generally treat a payment under a debt instrument as a payment of accrued and unpaid interest, determined under the Regulations, and then as a payment of principal.  If, however, an allocation is reflected in the plan of reorganization, the Report of the House Ways and Means Committee on the Bankruptcy Tax Act of 1980 in discounting bankruptcy reorganizations under Section 368 of the Tax Code indicates that both the debtor and creditor must utilize such allocation.  However, the IRS could take the view that consideration received pursuant to a plan of reorganization must be allocated proportionately between the portion of a claim representing principal and the portion of the claim representing interest.

8.3          INFORMATION REPORTING AND BACKUP WITHHOLDING.

8.3.1           Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (the Debtor) to the IRS.  Moreover, such reportable payments are subject to backup withholding rules, a holder of a Claim may be subject to backup withholding at a rate of thirty-one percent (31%) with respect to distributions or payments made pursuant to the Plan, unless the holder:  (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax.  Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

8.4          CLASSIFICATION OF LIQUIDATING TRUST.

8.4.1           The Liquidating Trust is intended to qualify as a Global Liquidating Trust for federal income tax purposes.  In general, a Liquidating Trust is not a separate taxable entity but rather is treated for federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).  The IRS, in Revenue Procedure 94-45, 1994-28 I.R.B. 124, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a Liquidation Trust under a chapter 11 plan.   The Liquidating Trust has been structured with the intention of complying with such general criteria.  Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, supra, all parties (including the Debtor, Liquidating Trustee and the holders of beneficial interests in the Liquidating Trust) are required to treat, for federal income tax purposes, the Liquidating Trust as a grantor trust of which the holders of Allowed Claims in Classes 1, 2, 3A, 3B and, if applicable, Allowed Claims and Interests in Class 5 are the owners and grantors.  While the following discussion assumes that the Liquidating Trust would be so treated for federal income tax purposes, no ruling has been requested from the IRS concerning the tax status of the Liquidating Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Liquidating Trust as a grantor trust.  If the IRS were to challenge successfully such classification, the federal income tax consequences to the Liquidating Trust and the holders of Claims could vary from those discussed herein (including the potential for an entry-level tax).

8.5          IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.

8.5.1           THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

9.                                      CONCLUSION.

It is important that you exercise your right to vote on the Plan.  It is the Proponents’ belief and recommendation that the Plan fairly and equitably provides for the treatment of all Claims against and Interests in the Debtor.

THE PROPONENTS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN.

IN WITNESS WHEREOF, the Proponents have executed this Disclosure Statement this 5th day of October, 2004.

ASTROPOWER, INC.

By:	/s/ ERIC I. GLASSMAN
	Name:	Eric I. Glassman
	Title:	Chief Financial Officer

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ PAUL DREES
	Name:	Paul Drees
	Title:	Chairperson

EXECUTIVE SUMMARY

                AstroPower, Inc. (“AstroPower” or the “Debtor”) filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) on February 1, 2004 in the United States Bankruptcy Court for the District of Delaware.  On  February 12, 2004, the Office of the United States Trustee appointed a five member Official Committee of Unsecured Creditors (the “Creditors’ Committee”) pursuant to section 1103 of the Bankruptcy Code to represent the interests of all of the Debtor’s unsecured creditors in the Debtor’s bankruptcy case.

                Since the Petition Date, the Debtor has sold substantially all of its domestic operational assets and liquidated its interest in its Spanish manufacturing affiliate.  The Debtor and the Creditors’ Committee have submitted the Revised Liquidating Plan Proposed by AstroPower, Inc. and the Official committee of Unsecured Creditors, dated October 4, 2004 (as amended, modified or supplemented, the “Plan”) which provides for the creation of a Liquidating Trust to oversee the distribution of assets to holders of Allowed Claims and, to the extent funds are available, Allowed Interests.  The Proponents of the Plan believe that the Liquidating Trust provides the most efficient mechanism for distributing the proceeds of the Debtor’s assets, evaluating and liquidating the Debtor’s remaining assets, including, without limitation, potentially valuable Litigation Claims, and resolving claims against the Debtor’s estate.

                The Disclosure Statement describes the terms of the Plan, including the treatment of Claims against and Equity Interests in AstroPower.  This Executive Summary is intended only to be a summary of the distribution provisions of the Plan.  FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY.  Capitalized terms used in this Executive Summary and not otherwise defined herein shall have the meanings ascribed to them in either the Disclosure Statement, the Plan or the Bankruptcy Code, as the case may be.

                Under the Plan, Claims against and Interests in the Debtor are divided into five (5) Classes as summarized in the following table.  Certain unclassified Claims, including Administrative Claims, will be paid in full in Cash to the extent that they become Allowed Claims.  Allowed Secured Claims, Allowed Priority Claims, Allowed Convenience Class Claims, Allowed General Unsecured Claims and Allowed Interests will receive a distribution, as summarized in the following table setting forth the classification and treatment of the prepetition Claims and Interests under the Plan and the estimated percentage of recovery of Allowed Claims.  The classification and treatment for all Classes is described in more detail in Section 3.2—Classification of Claims and Interests, Section 3.3—Treatment of Unimpaired Claims and Classes and Section 3.4—Treatment of Impaired Classes of the Plan.

Estimated Claim amounts set forth in the following table constitute the Proponents’ current estimate after a preliminary review of certain proofs of claim filed against the Debtor and the Debtor’s books and records.  As of August 31, 2004, the aggregate amount of Administrative, Priority, Secured Claims and Unsecured Claims scheduled by the Debtor or identified in the Debtor’s August Monthly Operating Report, which have not been satisfied pursuant to Court approval or stipulation, is approximately $21.1 million.  The current aggregate amount of Administrative, Priority, Secured and Unsecured Claims filed against the Debtor, which have not been satisfied pursuant to Court approval or stipulation, is approximately $41.5 million.  Because the Claims reconciliation process is in its earliest stages in this case, neither the Debtor nor the Creditors’ Committee has completed a detailed review of all the Claims to determine their validity or any possible legal or equitable defenses, including claims of setoff and recoupment, which are available to the Estate.  Nonetheless, based on a preliminary review of the Claims filed in the case, the Proponents believe that objections may be sustained to the allowance and/or asserted priority of numerous Claims based on the fact that these claims (i) are duplicate of other claims asserted, (ii) have been superseded or amended by later filed claims, (iii) may be properly recharacterized as Interests, (iv) have been already paid, or (v) are otherwise objectionable.  Based on this preliminary reconciliation, the Proponents believe that the aggregate amount of Allowed Administrative, Priority, Secured and Unsecured Claims likely will be between approximately $21.8 million and $36.1 million.

The Proponents estimate that the Estate currently has Cash in the approximate amount of $11,400,000.  The remaining non-liquidated assets of the Estate consist primarily of the Debtor’s interest in GPU Solar and Litigation Claims.  The Proponents estimate that these unliquidated assets may net the Estate between $750,000 and $6,475,000, exclusive of certain Litigation Claims not estimated in this analysis.  Because of the inherently speculative nature of estimating potential recoveries, the Proponents have not valued certain Litigation Claims.  It is possible, although no guarantees or representations can be made, that these Litigation Claims will net additional significant recoveries to the Estate and thus, Distributions may be higher than currently projected.  However, it is the Proponents’ belief that the Assets available for distribution, including the Litigation Claims, are not likely to be such that distributions to Allowed Interests will be available.  Nevertheless, in the unlikely event that the net proceeds of Litigation Claims and other unliquidated Assets enable all holders of Allowed Claims (excluding Subordinated Claims), to be paid in full, as provided in the Plan, holders of Allowed Subordinated Claims and Allowed Interests as of the Record Date will receive a pro rata residual interest in the Liquidating Trust.

THERE CAN BE NO ASSURANCE THAT THE ACTUAL CLAIM AMOUNTS WILL NOT BE DIFFERENT, AND PERHAPS SIGNIFICANTLY DIFFERENT, FROM THE ESTIMATES SET FORTH HEREIN.  The actual distribution to holders of Allowed Claims, and if applicable, Allowed Interests, is dependent on numerous factors, including, without limitation, (i) the success of the Litigation Claims; (ii) whether any Contingent or Unliquidated Claim against the Debtor becomes noncontigent or liquidated; and (iii) whether Disputed Claims are resolved in favor of the Estate.  Accordingly, no representation can or is being made with respect to the realization of the distributions estimated below.

This table is only a summary of the classification and treatment of Claims and Interests under the Plan.  Reference should be made to the entire Disclosure Statement and Plan for a complete description and understanding of the classification and treatment of Claims and Interests.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS

AND EQUITY INTERESTS UNDER THE PLAN

Class	Type of Claim or Interest	Treatment	Estimated Aggregate Amount of Allowed Claims(1)	Estimated Percentage Recovery of Allowed Claims(2)
Class 1	Secured Claims	Unimpaired—not entitled to vote; at Liquidating Trustee’s option, each such holder will receive on account of its Allowed Secured Claim (a) Cash payment on the Effective Date in the amount of the claimant’s Allowed Secured Claim, (b) such holder’s Collateral or (c) such other treatment agreed to by the claimant and the Liquidating Trustee.	$0	100%
Class 2	Priority Claims	Unimpaired—not entitled to vote; paid in full in Cash on the Effective Date, or such other treatment as agreed upon by a holder of an Allowed Class 1 Priority Claim and Liquidating Trustee.	$0	100%

(1)          These estimates are derived from the Debtor’s Schedule and a review of claims actually filed by creditors, and constitutes the Proponents’ projections of the high and low range of Allowed Claims against the Debtor’s estate unsatisfied as of the Effective Date.  See Exhibit A – Liquidation Analysis.   There can be no assurance that actual amounts will not differ significantly from the estimates set forth herein.

(2)          The estimated percentage of recovery is based on projections of Cash expected to be available for distribution to creditors on the Effective Date and estimates of the aggregate amount of Allowed Claims in each Class.  See Section 2.7.  (“Summary of the Debtor’s Remaining Assets, Claims Against the Debtor and Expected Distributions Under the Plan”).  Proceeds of Litigation Claims for which the Proponents have not been able to reliably estimate a recovery are not included in this summary and analysis.  There can be no assurance that actual amounts will not differ significantly from the estimates set forth herein.

Class 3A	Convenience Claims

Impaired—entitled to vote; each holder of an Allowed Convenience Claim shall be paid (i) on or as soon as practicable after the Effective Date the lesser of $500.00 or 50% of their Allowed Class 3A—Convenience Claim and (ii) all, or their Pro Rata portion of, the Convenience Class Supplemental Amount; provided, however, that the Convenience Class Supplemental Amount shall not be paid in whole or in part unless and until (x all Allowed General Unsecured Claims have been paid in full, with interest, and (y the Liquidating Trustee, in consultation with the Liquidating Trust Board, has determined that there are sufficient Assets to pay all or a portion of the Convenience Class Supplemental Amount. Holders of Allowed Class 3A—Convenience Claims shall receive payment in full of their Allowed Convenience Claims (including the Convenience Class Supplemental Amount, plus interest, prior to any distribution to Class 5—Allowed Subordinated Claims or Allowed Equity Interests.

			$239,749	50%
Class 3B	General Unsecured	Impaired—entitled to vote; on the Initial Distribution Date, each holder of an Allowed	$19,560,880	18-77%
	Claims	Class 3B General Unsecured Claim will receive its pro rata beneficial interest in the Liquidating Trust Assets.	$30,517,346
Class 4	Intercompany Claims	Impaired—not entitled to vote; Intercompany Claims will be forgiven, waived or cancelled under the Plan and holders of such claims shall not receive any property or interest on account of such claims.	0	0%

Class 5	Subordinated Claims and Equity Interests	Impaired—not entitled to vote; Equity Interests will be cancelled under the Plan on the Effective Date. Holders of Allowed Subordinated Claims and Allowed Equity Interests will receive a pro rata share of the Liquidating Trust Assets remaining, if any, after payment in full of all Allowed Class 1—Secured Claims, Allowed Class 2—Priority Claims, Allowed Class 3A—Convenience Claims, Allowed Class 3B—General Unsecured Claims and the Convenience Class Supplemental Amount.	N/A	0%

v

TABLE OF CONTENTS

			Page

1.	INTRODUCTION		1
	1.1	PURPOSE OF DISCLOSURE STATEMENT.	1
	1.2	CONFIRMATION OF PLAN.	2
	1.3	VOTING ON THE PLAN.	3
	1.4	ACCEPTANCE OF THE PLAN.	5
	1.5	SOURCES OF INFORMATION.	6
	1.6	ADDITIONAL INFORMATION.	6

2.	THE DEBTOR.		7
	2.1	DESCRIPTION OF THE DEBTOR AND THE DEBTOR’S BUSINESS.	7
	2.2	THE DEBTOR’S CORPORATE AND FINANCIAL HISTORY.	7
	2.3	THE DEBTOR’S DEBT STRUCTURE.	8
	2.4	EVENTS LEADING TO THE BANKRUPTCY FILING.	10
	2.5	PRE-PETITION EFFORTS TO RESTRUCTURE.	15
	2.6	DEBTOR’S BANKRUPTCY PROCEEDINGS.	16
	2.7	SUMMARY OF THE DEBTOR’S REMAINING ASSETS, CLAIMS AGAINST THE DEBTOR AND EXPECTED DISTRIBUTIONS UNDER THE PLAN.	19
	2.8	SECURED CLAIMS ENCUMBERING THE DEBTOR’S PROPERTY.	22
2	2.9	ADMINISTRATIVE CLAIMS.	22
	2.10	UNSECURED CLAIMS AGAINST THE DEBTOR.	22

3.	SUMMARY OF THE PLAN OF REORGANIZATION.		23
	3.1	IN GENERAL.	23
	3.2	CLASSIFICATION OF CLAIMS AND INTERESTS.	23
	3.3	TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES.	24
	3.4	TREATMENT OF IMPAIRED CLASSES.	25
	3.5	IMPLEMENTATION OF THE PLAN.	25
	3.6	FUNDING AND DISBURSEMENTS.	31
	3.7	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.	34
	3.8	DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION.	35
	3.9	RESOLUTION OF CLAIMS.	35
	3.10	THE CREDITORS’ COMMITTEE.	36
	3.11	VESTING OF ASSETS AND RETENTION OF CLAIMS BELONGING TO THE DEBTOR.	36
	3.12	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN.	36
	3.13	EFFECT OF PLAN CONFIRMATION.	37
	3.14	MISCELLANEOUS.	38
	3.15	RETENTION OF JURISDICTION.	40

4.	POST-CONFIRMATION ISSUES.		42
	4.1	DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION.	42

5.	FEASIBILITY.		42
	5.1	FINANCIAL FEASIBILITY ANALYSIS.	42

6.	ALTERNATIVES TO PLAN.		42
	6.1	CHAPTER 7 LIQUIDATION.	42
	6.2	CONTINUATION OF THE BANKRUPTCY CASE.	44
	6.3	ALTERNATIVE PLAN(S).	44

7.	RISK FACTORS.		44
	7.1	CERTAIN BANKRUPTCY CONSIDERATIONS.	44
	7.2	CLAIMS ESTIMATION.	44
	7.3	PENDING LITIGATION.	44

8.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.		45
	8.1	REGULAR FEDERAL INCOME TAX.	45
	8.2	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS.	46
	8.3	INFORMATION REPORTING AND BACKUP WITHHOLDING.	46
	8.4	CLASSIFICATION OF LIQUIDATING TRUST.	47
	8.5	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.	49

9.	CONCLUSION.		47